Registration No. _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Principal Life Insurance Co
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(Exact name of registrant as specified in its charter)

Iowa	6311	42-0127290
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
The Principal Financial Group, Des Moines, Iowa 50392
(800) 986-3343
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(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Doug Hodgson
The Principal Financial Group, Des Moines, Iowa 50392
(515) 362-2384
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(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Continuously on and after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PRINCIPAL® OUTCOME PROTECTOR
INDEX-LINKED DEFERRED ANNUITY
Prospectus dated __________, 202___
This prospectus describes the Principal® Outcome Protector, an individual, single premium, index-linked deferred annuity (the “Contract”), issued by Principal Life Insurance Company (“the Company,” “we,” “our” or “us”). The Contract is designed to help individuals accumulate part of their retirement savings and achieve other long-term investment goals, as well as provide retirement income through Annuitization. The Contract is a single premium product, which means that no additional Premium Payments can be made after the Contract Date.
This prospectus provides information about the Contract that you, as Owner (“you” or “your”), should know before investing. It describes all material rights and obligations under the Contract and any material differences due to state variations. The Contract or certain of its Segment Options and/or features may not be available in all states or with all broker-dealers. Please review this entire prospectus and talk with your financial professional to obtain specific information.
These securities have not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
If you are a new investor in the Contract, you may cancel your Contract within 15 calendar days of receiving it. In some states, this cancellation period may be longer. Upon cancellation you will receive either a full refund of your Premium Payment or your total Contract Accumulated Value. The Contract Accumulated Value would be subject to the Bond Adjustment and Segment Interim Value calculation if your Premium Payment is allocated to a Segment Option. If you receive the Contract Accumulated Value, you assume the risk of any market drop on Premium Payment allocated to the Index-Linked Segment Options. You should review this prospectus and consult with your financial professional for additional information about the specific cancellation terms that apply.
The minimum Total Premium Payment is $20,000. After a limited period of time during which your Total Premium Payment (and any credited interest) is held in the Initial Holding Account, you may allocate your Premium Payment and earnings, if any, among the Contract’s investment options. These include index-linked investment options (“Index-Linked Segment Options”) and a fixed interest investment option (“Fixed Segment Option”). Each investment option has an investment term of either one, two, or six years (“Segment Term”).
Each Index-Linked Segment Option is tied to the performance of a specific market index (“Index”) for a Segment Term. Each has either a floor or buffer feature providing limited protection against negative Index performance at the end of the Segment Term. Each also has a cap and participation rate feature that potentially limits gain from positive Index performance at the end of the Segment Term. The Fixed Segment Option credits interest at a fixed rate during the Segment Term.
Any guarantees under this Contract are subject to the rights of the Company’s other creditors and the Company's overall claims-paying ability.
Index-linked deferred annuity contracts are complex insurance and investment vehicles. This Contract is a security and there is a risk of substantial loss of your principal and earnings. The risk of loss may be greater when early withdrawals (full or partial) are taken due to any charges and adjustments applied to such withdrawals. These charges and adjustments may result in loss even when the value of a Segment Option has increased. Refer to the RISK FACTORS section beginning on page [to be added by amendment] of this prospectus for important information about the Contract’s investment risks. You should talk with a financial professional about the Contract’s features, benefits, risks and fees, and whether the Contract is appropriate for you based on your financial situation and objectives.
An investment in the Contract is not a deposit or obligation of any bank and is not insured or guaranteed by any bank, the Federal Deposit Insurance Corporation or any other government agency.
The principal underwriter of the Contract is [to be added by amendment].
No person is authorized to give any information or to make any representation in connection with this Contract other than those contained in this prospectus.

1.GLOSSARY
The terms defined below are used throughout this prospectus. These terms are capitalized throughout this prospectus with the exception of “we,” “our,” “us,” “you” and “your.”
Accumulated Value (Contract Accumulated Value) - the sum of the Segment Interim Values, Segment Values, and Fixed Segment Values, as applicable, plus the total value of any allocation to the Initial Holding Account.
Annuitant - the person, including any Joint Annuitant, whose life determines the annuity benefit under this Contract.
Annuitization (Annuitize) - the application of a portion or all of the Accumulated Value, adjusted for the Bond Adjustment, to an annuity benefit payment option to make annuity benefit payments.
Annuitization Date - the date all of the Owner’s Accumulated Value is applied to an annuity benefit payment option.
Bond Adjustment - an adjustment (which could be positive, negative, or equal to zero) to the amount Surrendered based on the change in the fair value of the hypothetical fixed income assets supporting our financial obligations under the Contract.
Buffer Rate - for each Buffer Segment Option, the maximum amount of negative Index performance we will absorb at the end of the Segment Term. You will be responsible for any negative Index performance that exceeds the Buffer Rate, which could result in significant loss of principal, credited interest and/or prior earnings.
Buffer Segment Option - any Index-Linked Segment Option that includes a Buffer Rate. If you select a Buffer Segment Option for investment, your investment will incur loss at the end of the Segment Term for any negative Index performance beyond the Buffer Rate. If negative Index performance does not go beyond the Buffer Rate, you will not incur loss as a result of negative Index performance. For example, if a particular Segment Option has a 10% Buffer Rate and the Index Change at the end of the Segment Term is -15%, your investment tied to that Segment Option will lose 5%. If the Index Change at the end of that Segment Term had been -8%, your investment would have lost 0%.
Cap Rate - if you select an Index-Linked Segment Option with a Cap Rate for investment, at the end of the Segment Term, you may participate in any positive Index performance up to the Cap Rate, but no positive Index performance beyond the Cap Rate. For example, if the Segment Option has a 20% Cap Rate and the Index Change at the end of the Segment Term is 12%, your investment tied to that Segment Option will gain 12%. If the Index Change at the end of that Segment Term had been 25%, your investment would only have gained 20% due to the Cap Rate limitation.
Contract Anniversary - the same day and month as the Contract Date in each Contract Year.
Contract Date - the date the Contract is issued and that is used to determine Contract Years.
Contract Year - the one-year period beginning on the Contract Date and ending one day before the Contract Anniversary and each subsequent one-year period beginning on a Contract Anniversary. For example, if the Contract Date is June 5, 2023, the first Contract Year ends on June 4, 2024, and the first Contract Anniversary falls on June 5, 2024.
Crediting Base - for each Index-Linked Segment Option selected for investment, the amount allocated to the Segment Option on the Segment Start Date, reduced by a negative adjustment upon any Surrender or deduction of charges or fees from that Segment Option prior to the Segment End Date. Negative adjustments to the Crediting Base are generally proportional and always negative. A negative adjustment could be greater than the amount Surrendered or deducted.
Data Page(s) - the portion of the Contract that contains information specific to your Contract. Current or revised Data Pages may be sent to you from time to time that reflect the current status of your Contract.
Equity Adjustment - for each Index-Linked Segment Option selected for investment, an adjustment (which could be positive, negative, or equal to zero) used to calculate the Segment Interim Value on each Valuation Day between the Segment Start Date and Segment End Date. The Equity Adjustment, which is expressed as a percentage, is based on the change in the fair value of the hypothetical derivative assets that we use to support our financial obligations under the Contract.
Fixed Segment Option - any investment option that credits interest at a fixed rate for a Segment Term.

Fixed Segment Value - for each Fixed Segment Option selected for investment, the Accumulated Value allocated to the Segment Option on the Segment Start Date, plus interest credited to that Segment Option during the Segment Term, less any amount deducted from that Segment Option during the Segment Term.
Floor Rate - for each Floor Segment Option, the maximum amount of negative Index performance you could absorb at the end of the Segment Term. We will absorb any negative Index performance that exceeds the Floor Rate.
Floor Segment Option - any Index-Linked Segment Option that includes a Floor Rate. If you select a Floor Segment Option for investment, your investment will incur loss at the end of the Segment Term for any negative Index performance up to the Floor Rate, but your investment will not incur loss for any negative Index performance beyond the Floor Rate. For example, if the Segment Option has a 10% Floor Rate and the Index Change at the end of the Segment Term is -5%, your investment will lose 5%. If the Index Change at the end of the Segment Term had been -15%, your investment would have only lost 10% because of the 10% Floor Rate.
Free Surrender Amount - the amount that may be Surrendered through a full or partial withdrawal from the Contract without a Surrender Charge. Equity and Bond Adjustments will still apply to the Free Surrender Amount.
Good Order - when an instruction or request is received in our Home Office, or other place we may specify, and it has such clarity and completeness that we do not have to exercise any discretion to carry out the instruction or request. We may require that the instruction or request be given in a certain form.
Guaranteed Minimum Interest Rate - the guaranteed minimum annual interest rate for the Initial Holding Account and any Fixed Segment Option.
Home Office - Company’s corporate headquarters located at Principal Financial Group, Des Moines, Iowa 50392-1770.
Index (Indices) - the Index or Indices to which the Index-Linked Segment Options are linked and are used in the calculation of the Segment Credits.
Index Change - the net percentage change in the Index Value of an Index between the Segment Start Date and the Segment End Date.
Index Value - the closing value of an Index that is published on a Valuation Day. If on any specific day an Index Value is not published, the last-published Index Value will be used.
Index-Linked Segment Option - any Buffer Segment Option or Floor Segment Option.
Initial Holding Account - an account that holds the Total Premium Payment (including any credited interest) until it is transferred to the applicable Segment Option(s) selected for the initial Segment Term.
Internal Revenue Code (Code) - the Internal Revenue Code of 1986, as amended.
Joint Annuitant - an Annuitant whose life determines the annuity benefit under this Contract. Any reference to the death of the Annuitant means the death of the first Annuitant to die.
Joint Owner(s) - an Owner who has an undivided interest with the right of survivorship in this Contract with another Owner. Any reference to the death of the Owner means the death of the first Owner to die.
Lock-In Date – the Valuation Day we receive Notice in Good Order to lock in the Segment Option or, if there are Lock-In Threshold(s) established for the Segment Option, the Valuation Day where the Equity Adjustment reaches and/or crosses the threshold you set.
Lock-In Threshold – an upper and/or lower level (threshold) for a Segment Option and, if the performance of the Index during a Segment Term reaches and/or crosses that level, the Segment Lock-In is automatically triggered for that Segment Option. An upper threshold is a threshold that is above the current Equity Adjustment and a lower threshold is a threshold that is below the current Equity Adjustment.
Non-qualified Contract - a Contract that does not qualify for favorable tax treatment as a Qualified Plan, Individual Retirement Annuity, Roth IRA, SEP IRA, Simple-IRA or Tax Sheltered Annuity.

Notice - any form of communication we receive in Home Office providing the information we need, either in writing or another manner that we approve in advance. Your notices may be mailed to us at:
Principal Life Insurance Company
P O Box 9382
Des Moines, Iowa 50306-9382
Owner - the person who owns all rights and privileges of this Contract (includes a Joint Owner, if any). If the Owner is not a natural person, the Owner must be an entity with its own taxpayer identification number (TIN).
Participation Rate - if you select an Index-Linked Segment Option with a Participation Rate for investment, at the end of the Segment Term, you will participate in a percentage of any positive Index performance. That percentage will equal the Participation Rate. For example, if the Segment Option has a 90% Participation Rate and the Index Change at the end of the Segment Term is 10%, your investment will gain 9%. If the If the Index-Linked Segment Option also has a Cap Rate, you will not participate in any positive Index performance in excess of the Cap Rate.
Premium Payment (Total Premium Payment) - the gross amount you contributed to the Contract.
Qualified Plan(s) - retirement plans that receive favorable tax treatment under Section 401 or 403(a) of the Internal Revenue Code.
Required Minimum Distribution Amount (“RMD”) - the amount required to be distributed each calendar year for purposes of satisfying the RMD rules of Section 401(a)(9) of the Internal Revenue Code and related Code provisions.
Segment Allocation Percentage - the percentage of Accumulated Value allocated to a Segment Option.
Segment Anniversary - the same day and month as the first Segment Start Date in each Contract Year.
Segment Credit – the amount of gain or loss applied to your investment on the Segment End Date for each Index-Linked Segment Option selected for investment. The Segment Credit is calculated only on the Segment End Date. The Segment Credit is calculated by (i) multiplying the Crediting Base by the Index Change, and then (ii) applying the Index-Linked Segment Option’s Buffer Rate, Floor Rate, Cap Rate, and/or Participation Rate, as applicable. Segment Credits could be positive, negative, or equal to zero. If Segment Credits are negative, you will lose principal and/or prior earnings.
Segment End Date - the last day of a Segment Term. The day and month on which any Segment End Date falls will always be the same day and month for each applicable Segment Term. The Segment End Date coincides with the next Segment Start Date.
Segment Interim Value - the value of your investment in an Index-Linked Segment Option on any day between the Segment Start Date and the Segment End Date. Segment Interim Value is calculated at the beginning of each Valuation Date. Segment Interim Value will equal the Crediting Base adjusted for the Equity Adjustment on that Valuation Date.
Segment Lock-In - a feature of your Contract under which you are able to lock in an Index-Linked Segment Option’s Equity Adjustment prior to the Segment End Date. These lock-in features are available with all of the Index-Linked Segment Options under the Contract. For a particular Segment Option, you are only able to exercise one Segment Lock-In per Segment Term and the Segment Lock-In is not applied retroactively.
Segment Option - any Index-Linked or Fixed Segment Option.
Segment Return – is calculated by taking the Index Change, then applying the Index-Linked Segment Option’s Buffer Rate, Floor Rate, Cap Rate, and/or Participation Rate, as applicable.
Segment Start Date - the first day of the Segment Term. The day and month on which any Segment Start Date falls will always be the same day and month for each applicable Segment Term.
Segment Term - the duration of a Segment Option’s investment term, expressed in years. In addition, for Index-Linked Segment Options, the number of years that a Segment Option is linked to a particular Index’s performance. The Segment Term begins on the Segment Start Date and ends on the Segment End Date.

Segment Value - for each Index-Linked Segment Option selected for investment, the value of your allocation to that Segment Option on the Segment End Date after the application of Segment Credits and fees (if any).
Surrender - the removal of amount(s) from your Contract (unless otherwise specified), including a partial withdrawal, a full withdrawal, payment of a death benefit, or Annuitization. Deductions for Contract fees and charges are not Surrenders under the Contract. The Surrender amount is the amount of Accumulated Value surrendered, adjusted for any applicable Bond Adjustment, but prior to the deduction of any applicable Surrender Charges and other fees.
Surrender Charge - the charge deducted upon certain Surrenders taken from the Contract before the Annuitization Date.
Surrender Value - the Accumulated Value adjusted for any applicable Bond Adjustment and minus any applicable Surrender Charges and other fees (if any).
Transfer - moving all or a portion of your Accumulated Value from one Segment Option to one or more Segment Options on the transferring Segment Option’s Segment End Date.
Valuation Date (Valuation Days) - any day that the New York Stock Exchange ("NYSE") is open for trading, and trading is not restricted. A Valuation Day begins at the close of normal trading of the NYSE, generally 4:00 p.m. E.T., and ends at the close of normal trading of the NYSE on the next day it is open.
we, our, us - Principal Life Insurance Company (also referred to throughout this prospectus as the Company).
you, your - the Owner of this Contract, including any Joint Owner.

2.     RISK FACTORS
Risk of Loss
An investment in this Contract is subject to the risk of poor investment performance of the Index-Linked Segment Options to which you have allocated Accumulated Value. You can lose money by investing in this Contract, including loss of principal, previously credited interest and/or prior earnings. While limited protection from losses is provided under your Contract through either a Buffer Segment Option or Floor Segment Option, you bear some level of the risk of decline in your Contract’s Accumulated Value resulting from the performance of the Index-Linked Segment Options and the risk of losses may be significant. For additional information, see 7. INDEX-LINKED SEGMENT OPTION MECHANICS.
Risk of Loss in Exercising Free Look
In the states that require us to return your Premium Payment upon your exercising your free look rights, we will return the greater of your Premium Payment or Accumulated Value. In other states we will return at least your Accumulated Value plus any premium tax charge deducted, and minus any applicable federal and state income tax withholding. For these states, the risk to you is that you may receive less money upon the exercise of your free look rights than you paid into the Contract in Premium Payment. This risk exists because your Contract Accumulated Value can decrease during the free look period. For additional information, see 5. PURCHASING THE CONTRACT - Right to Examine the Contract (Free Look).
Index Performance Risk
The Accumulated Value of your Contract is dependent on the performance of the Index-Linked Segment Options to which you have allocated any of the Accumulated Value. Based on your investment objectives, you direct the allocation of the Accumulated Value, which takes effect at the applicable Segment Start Date. There can be no assurance that your investment objectives will be achieved.
The performance of an Index is based on changes in the values of the securities or other investments that comprise or define the Index. The securities comprising or defining the Indices are subject to a variety of investment risks, many of which are complicated and interrelated.
Because the Index-Linked Segment Options are each comprised of a collection of equity securities, the value of the component securities is subject to market risk and issuer risk. Market risk is the risk that the respective market ups and downs likely will cause the value of the securities to go up or down. The ups and downs can be because of disasters and other events, such as storms, earthquakes, fires, outbreaks of infectious diseases, terrorist attacks, political and social developments, and military and governmental actions. Equity markets also are subject to the risk that the value of the securities may fall due to general market and economic conditions.
The value of equity securities also may go up or down for reasons directly related to the issuers of the securities. This issuer risk is the risk that the value of an issuer’s securities may decline for reasons directly related to the issuer, as opposed to the market generally.
The performance fluctuations of the Indices can occur rapidly and unpredictably, and negative Index performance can cause you to have investment losses. While you will not be directly invested in the Index, if you allocate amounts to an Indexed-Linked Segment Option, you will have indirect exposure to the investment risks of the applicable Index. For additional information, see 7. INDEX-LINKED SEGMENT OPTION MECHANICS.
Investing in the Contract does not mean you are invested in the companies that comprise the Indexes. You will have no voting rights, no rights to receive cash dividends or other distributions, and no other rights with respect to the companies that make up the Indexes.
Each of the Indices available under this Contract has its own unique risks. They are discussed here.
The S&P 500® Price Return Index
This index is comprised of equity securities issued by large-capitalization (“large cap”) U.S. companies. Generally, it is more difficult for large-cap companies to pivot their strategies quickly in response to changes in their industry. In addition, because they typically are more well-established, it is rare to see large-cap companies have the high growth rates that can be seen with small-capitalization (“small cap”) companies.

Russell 2000® Price Return Index
This index is comprised of equity securities of small-cap U.S. companies. Generally, the securities of small-cap companies are more volatile and riskier than the securities of large-cap companies.
MSCI EAFE Price Return Index
This index is an equity index that is designed to represent the performance of large and mid-cap securities across 21 developed markets around the world but excluding the U.S. and Canada. Unique to this index (as compared to the other available Indices) are risks relating to political, social, and economic developments abroad, as well as risks resulting from differences between the regulations and reporting standards and practices to which U.S. and foreign issuers are subject. To the extent foreign securities are denominated in foreign currencies, their values may be adversely affected by changes in currency exchange rates. All of the risks of investing in foreign securities are typically increased by investing in emerging market countries. Shifts in these factors can result in this index being more volatile than other Indices.
SG Smart Climate Index
This Index provides investment exposure to the performance of large-capitalization U.S. stocks that are selected based on proprietary climate risk preparedness scores and certain environmental, social, and governance (ESG) filters. The Index provides exposure to such stocks through its underlying index, the SG Climate Transition Risk Index (the “Underlying SGI Index”).
The Index is subject to several risks, such as the following:
•Market Risk. The Index could decrease in value due to short- or long-term market downturns. Negative fluctuations in the value of the Index may be significant and unpredictable.
•Stock Risk. Stocks are subject to changes in value. Their values may be volatile. Stocks may underperform in comparison to the general financial markets, a particular financial market, or other asset classes. Actual or perceived changes in the financial condition or future prospects of a company may cause the value of its stock to decline.
•ESG Methodology Risk. The Underlying SGI Index is composed of stocks that are selected based on an ESG methodology that includes climate risk scores and ESG exclusion filters. Investors’ views about ESG matters may differ from the Underlying SGI Index’s ESG methodology. As such, the ESG methodology may not reflect the beliefs or values of any particular investor. There is no guarantee that the ESG methodology will ultimately enhance the performance of the Index. The ESG methodology could detract from the performance of the Index, as companies with lower ESG ratings may perform better than companies with higher ESG ratings over the short or long term. Due to the inherent difficulty of forecasting within complex systems and the general unpredictability of future events, there is no guarantee that the predictive climate risk models used by the Underlying SGI Index will identify stocks that will perform well if climate events occur.
Amounts invested in a Segment Option that is linked to the Index are not invested in the Index, the Underlying SGI Index, or the underlying stocks. Amounts that you invest in the Contract become assets of the Company. The assets in the Company’s General Account and the Separate Account, which the Company invests to support its payment obligations under the Contract, are not invested based on ESG factors.
•Performance Drag Risk. The performance of the Index will always be worse than the performance of the underlying stocks. The Index reflects deductions that reduce performance, including a negative performance adjustment equal to 1.50% and fixed replication costs equal to 0.50%, each as an annualized percentage of Index Value. In addition, the performance of the Index is reduced by assumed costs of borrowing equal to the U.S. Federal Funds Rate. Without these deductions, the performance of the Index over any one year period would be higher by approximately 2.00% plus the U.S. Federal Funds Rate. While these deductions are not charges under the Contract, they result in lower Index Values and may therefore negatively impact the performance of your Contract.
•Large-Cap Risk. Large-capitalization companies may be less able than smaller capitalization companies to adapt to changing market conditions. Large-capitalization companies may be more mature and subject to more limited growth potential compared with smaller capitalization companies. During different market cycles, the performance of large-capitalization companies has trailed the overall performance of the broader securities markets.
•Index Disruption Risk. Disruptive and extraordinary events could impair the operation of the Index or the Underlying SGI Index. For example, these events could relate to the unavailability of necessary data to apply the ESG methodology, an insufficient number of eligible stocks, or the termination or breach of a third-party licensing agreement. Should a disruptive or extraordinary event occur, the index provider may take any actions permitted by the index rules, such as postponing calculations or rebalances, adjusting the terms of an index to preserve its economic characteristics, restating index values, or discontinuing the index.
•New Index Risk. The Index and the Underlying SGI Index have limited performance histories. Generally, there is less publicly available information about the Index and the Underlying SGI Index compared to more established market indexes. Inquiries regarding the Index or the Underlying SGI Index should be directed to our Administrative Office or your financial intermediary.
For more detailed information about this and the other available Indices, see APPENDIX A - INDEX DISCLOSURES.
Liquidity Risk
Liquidity Risk Generally
This Contract is not suitable as a short-term savings vehicle and is not appropriate if you need ready access to cash. The benefits of tax deferral and allocation to Segment Options for the full Segment Terms are better for investors with long investment time horizons. Surrender charges apply for up to six years after the Total Premium Payment and these charges will reduce the value of your Contract if you withdraw money during that time. While the Contract provides for up to a 10% free surrender amount, such a Surrender still would be subject to a Bond Adjustment and Equity Adjustment. There also may be adverse tax consequences if you take early withdrawals from the Contract.
Limits on Transfers
The restrictions applicable to Transfers also creates liquidity risk. You are only able to make Transfers of Accumulated Value among the various Segment Options at the end of a Segment Term. This significantly limits your ability to react to changes in market conditions during Segment Terms. Your Transfer requests must be received by us at least two Valuation Days prior to the end of a Segment Term. If we do not receive a Transfer request prior to those two Business Days, your Transfer will not occur until the next following Segment Start Date. If you fail to Transfer Index-Linked Accumulated Value at the end of a Segment Term and do not wish to remain invested in a particular Index-Linked Segment Option for another Segment Term, you will need to take a full withdrawal of the related Accumulated Value. Withdrawing all or some of the Accumulated Value may cause you to incur Surrender Charges, negative adjustments to certain values under your Contract, and negative tax consequences, as discussed in this section. For additional information, see 8. OPTIONS AT END OF SEGMENT TERM.
See "Segment Interim Value Risk" below for information on how liquidity risks relate to our Interim Value calculation.
Consequences of Withdrawals/Surrenders Generally
There is a risk of loss of principal, previously credited interest and other earnings if you take a full or partial withdrawal from your Contract during the first six Contract Years where a Surrender Charge would be deducted. This risk also applies if you are invested in an Indexed-Linked Segment Option where the Index is performing positively as of the date of your withdrawal. If you set up scheduled withdrawals, your exposure to these risks will repeat as long as the scheduled withdrawals continue.
We may defer payments under this Contract for up to six months if the insurance regulatory authority of the state in which we issued the Contract approves such deferral.
For additional information, see 10. WITHDRAWALS.

Insurance Company Risks
Our General Account assets support the guarantees under the Contract and are subject to the claims of our creditors. As such, the guarantees under the Contract are subject to our financial strength and claims-paying ability. There is a risk that we may default on those guarantees. You need to consider our financial strength and claims-paying ability in meeting the guarantees under the Contract. You may obtain information on our financial condition by reviewing our financial statements included in this prospectus. Additionally, information concerning our business and operations is set forth under the section titled “Management’s Discussion and Analysis." More information about the Company, including its financial strength ratings, can be found by visiting https://investors.principal.com/investor-relations/our-business/credit-ratings/default.aspx. The assets in Principal Life Insurance Company Separate Account [to be added by amendment] are not subject to our creditors.
Segment Interim Value Risk
On each Valuation Day of the Segment Term, other than the first and last day, we determine the Segment Interim Value for each Indexed-Linked Segment Option. In order to calculate your Segment Interim Value, we apply a formula that is not directly tied to the actual performance of the applicable Index. Instead, we calculate it by determining the value of hypothetical investments and derivatives that we may or may not actually hold. This means that even if the Index has performed positively, it is possible that the Segment Interim Value may have decreased. For more information and to see how we calculate the Segment Interim Value, see APPENDIX B - SEGMENT INTERIM VALUE EXAMPLES.
If you allocate Accumulated Value to an Index-Linked Segment Option, Segment Credits will not be credited to your Accumulated Value in the particular Segment Option until the end of the Segment Term. Amounts withdrawn from an Index-Linked Segment Option prior to the end of a Segment Term will not have a Segment Credit applied to it. This includes Accumulated Value being applied to pay a death benefit or to an Annuitization option during a Segment Term. Except for the first and last Valuation Day of a Segment Term, your Segment Interim Value is the amount available for withdrawals, Annuitization and death benefits (collectively, “Surrenders”). There is risk that this Segment Interim Value could be less than your original Premium Payment even if the applicable Index has been performing positively.
Negative adjustments to the Crediting Base because of a Surrender are generally proportional and always negative. As a result, application of a negative adjustment will result in a lower Segment Interim Value. Also, a negative adjustment will result in less gain or more loss, as applicable, at the end of a Crediting Period. A negative adjustment could be greater than the amount Surrendered or deducted.
Buffer and Floor Rate Risk
The Buffer or Floor Rate that is applicable to a Segment Option only provides you with limited protection. In other words, you could lose a significant amount of your Total Premium Payment, previously credited interest and prior earnings under the Contract. In extreme circumstances, for Index-Linked Segment Options it is theoretically possible the total loss could be 100% (i.e., a complete loss of your Total Premium Payment, previously credited interest and any prior earnings).
You also bear the risk that continued negative Index Changes may result in zero or negative Segment Credits being credited to your Accumulated Value over multiple Segment Terms. If an Index-Linked Segment Option is credited with negative Segment Credits for multiple Segment Terms, the cumulative loss may exceed the stated limit of the Buffer Rate or Floor Rate for any single Segment Term. For additional information, see 7. INDEX-LINKED SEGMENT OPTION MECHANICS.
For withdrawals, Annuitizations and death benefits that occur during a Segment Term, you or your beneficiaries (as applicable) will not receive the full protection of the Buffer Rate or Floor Rate in the calculation of the Segment Interim Value. In order to receive the full protection, the particular transaction must occur on the Segment End Date.
Cap Rate and Participation Rate Risk
If you choose to allocate amounts to an Index-Linked Segment Option subject to a Cap Rate, the Cap Rate limits the positive Index Change, if any, that may be credited to your Contract for a given Segment Term. The Cap Rates do not guarantee a certain amount of Segment Return. The Segment Return for an Index-Linked Segment Option may be less than the positive return of the Index because any positive return of the respective Index is subject to a maximum in the form of a Cap Rate.

The Cap Rates benefit the Company when Index performance is positive at a rate that is higher than the applicable Cap Rate because the Cap Rate limits the amount of positive Segment Return that we may be obligated to credit for any Segment Term. We set the Cap Rates at our discretion. You bear the risk that we will not set the Cap Rates higher than 0.50%.
If you choose to allocate amounts to an Index-Linked Segment Option subject to a Participation Rate, at the end of the Segment Term, your participation in any positive Index performance will be limited to a percentage of the positive Index performance. That percentage will equal the Participation Rate.
The Participation Rate limits the positive Index Change, if any, that may be credited to your Contract for a given Segment Term. The Segment Return for an Index-Linked Segment Option subject to a Participation Rate will be less than the positive return of the Index. We set the Participation Rates at our discretion. You bear the risk that we will not set the Participation Rates higher than 5.00%. If, in addition to having a Participation Rate, the Index-Linked Segment Option also has a Cap Rate, you will not participate in any positive Index performance in excess of the Cap Rate.
For additional information, see 7. INDEX-LINKED SEGMENT OPTION MECHANICS.
Segment Lock-In Risk
If you exercise a Segment Lock-In, the Segment Credit you receive may be lower than the Segment Credit you would have received on the Segment End Date if you hadn’t exercised the Segment Lock-In. You also may receive less than the full protection of the Buffer Rate or Floor Rate (as applicable).
At the time you exercise a Segment Lock-In, you will not know the locked-in Equity Adjustment in advance. If you submit a Segment Lock-In request, the locked-in Equity Adjustment may be lower or higher than the Equity Adjustment that was last calculated before you submitted your request. If you establish Lock-In Thresholds, you will not know the locked-in Equity Adjustment in advance, although the locked-in Equity Adjustment will be at least equal to the upper threshold or lower threshold, as applicable.
We will not provide advice or notify you regarding whether you should exercise the Segment Lock-In features or the optimal time for doing so. We will not warn you if you exercise the Segment Lock-In features at a sub-optimal time. We are not responsible for any losses related to your decision whether or not to exercise the Segment Lock-In features.
Once a Segment Lock-In is executed, it is irrevocable for that Segment Term. A lock-in will not be applied retroactively and can only be exercised for the entire Segment Option. A Segment Lock-In may only be exercised once per Segment Term for each Index-Linked Segment Option.
For additional information, see 7. INDEX-LINKED SEGMENT OPTION MECHANICS - Segment Lock-In Feature.
Segment Option and Index Availability Risk
There is no guarantee that any particular Segment Option or Index will be available during the entire period that you own your Contract. We may replace an Index if it is discontinued or if there is a substantial change in the calculation of the Index, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. If we substitute an Index, the performance of the new Index may differ from the original Index. This may negatively affect the Segment Credit you earn during the Segment Term or the Segment Interim Values that you can lock-in under the Segment Lock-In feature. We may replace an Index at any time during a Segment Term; however, we will notify you in writing at least 30 days prior to replacing an Index. If we replace an Index, this does not cause a change in the Cap, Participation, Floor or Buffer Rates, as applicable. You will have no right to reject the replacement of an Index, and you will not be permitted to Transfer Segment Interim Values until the end of the applicable Segment Term even if we replace the Index during such Segment Term. The new Index and the replaced Index (which you may have previously chosen) may not be similar with respect to their component securities or other instruments, although we will attempt to select a new Index that is similar to the old Index. At the end of the Segment Term, you may Transfer your Segment Value to another Segment Option or to a Fixed Segment Option without charge. If you do not want to remain invested in the relevant Segment Option for the remainder of the Segment Term, your only option will be to withdraw the related Segment Interim Value, which may cause you to incur Surrender Charges, negative adjustments to certain values under your Contract, and negative tax consequences, as discussed in this section.
Changes to the Cap and Participation Rates, if any, occur at the beginning of the next Segment Term. We will provide written notice at least 15 days prior to each Segment Term instructing you how to obtain the Cap and

Participation Rates for the next Segment Term. You do not have the right to reject any new Cap or Participation Rates for the next Segment Term. If you do not like a new Cap or Participation Rate for a particular Segment Option, at the end of the current Segment Term, you may Transfer your Segment Value to another Segment Option or to Fixed Segment Option without charge. If you do not want to invest in any investment option under the Contract, your only option will be to surrender your Contract. Surrendering your Contract may cause you to incur Surrender Charges, negative adjustments to certain values under the Contract, and may have negative tax consequences, as discussed in this section.
We may also add or remove an Index during the time that you own the Contract. We will not substitute any Index until the new Index has received any necessary regulatory clearances. Any addition, substitution, or removal of an Index-Linked Segment Option or Index will be communicated to you in writing. If we add or remove an Index (as opposed to replacing an Index), the changes will not be effective for your Contract until the start of the next Segment Term. Adding or removing an Index does not cause a change in the Floor or Buffer Rates, as applicable. Any Index-Linked Segment Option based on the performance of the newly added Index may have a new Cap and Participation Rate.
You should evaluate whether our ability to make the changes described above, and your ability to react to such changes, are appropriate based on your investment goals. When such changes occur, you should also evaluate whether those changes are appropriate based on your investment goals and, if not, you should evaluate your options under the Contract, which may be limited and may have negative consequences associated with them, as described in this section.
For additional information, see 7. INDEX-LINKED SEGMENT OPTION MECHANICS - Discontinuation or Substitution of an Index and 8. OPTIONS AT END OF SEGMENT TERM.
Risks Affecting Our Administration of Your Contract
Our operations and/or the activities and operations of our service providers and business partners are subject to certain risks that are beyond our control, including systems failures, cyber-attacks, and pandemics (and similar events). These risks are not unique to the Company and they could materially impact our ability to administer the Contract.
The Company is highly dependent upon its computer systems and those of its business partners. This makes the Company potentially susceptible to operational and information security risks resulting from a cyber-attack. These risks include direct risks, such as theft, misuse, corruption and destruction of data maintained by the Company, and indirect risks, such as denial of service attacks on service provider websites and other operational disruptions that impede our ability to electronically interact with service providers. Operational disruptions and system failures also could occur based on other natural or man-made events, which could have similar impacts on your Contract. Although we make substantial efforts to protect our computer systems from these security risks, including internal processes and technological defenses that are preventative or detective, and other controls designed to provide multiple layers of security assurance, there can be no guarantee that we or our service providers will avoid losses affecting contracts such as the security incidents described above.
If your Contract is adversely affected as a result of the failure of our cyber-security controls, we will take reasonable steps to restore your Contract.

3. SUMMARY
The following Questions and Answers provide summary information about various features, purposes and restrictions of the Contract.
Q: What are the primary purposes of the Contract and for whom may the Contract be appropriate?
The Principal® Outcome Protector single premium index-linked deferred annuity may help you with your long-term retirement planning and other long-term financial needs. The primary purposes of this Contract are to help you save money for retirement, on a tax deferred basis, and provide you with income through your retirement. The Contract offers multiple Segment Options from which you can choose.
Through the Annuitization feature, the Contract can supplement your retirement income by providing a stream of periodic payments. For additional information, see 13.     ANNUITIZATION. The Contract also offers a death benefit to help financially protect your designated beneficiaries. For additional information, see 11. DEATH BENEFIT.
Any earnings under your Contract accumulate on a tax-deferred basis. Your earnings are not taxed until money is taken out of the Contract, such as when you make a withdrawal, you receive an income payment, or a death benefit is paid.
This Contract may be appropriate for you if you:
•Are looking for some level of downside protection with indirect exposure to equity markets;
•Have a long-term investment horizon or want to protect against the risk of you or your spouse outliving your income;
•Want possible tax-deferred growth; and/or
•Want a potential death benefit.
This Contract is not intended for someone who is not comfortable taking on the risk of losses to the amount invested or someone who intends to take significant withdrawals during the first six years of owning the Contract. For additional information, see 7. INDEX-LINKED SEGMENT OPTION MECHANICS.
Q: What are the available Segment Options*?
    1-Year Segment with 10% Buffer
•S&P 500 Price Return Index (SPX) – Capped
•S&P 500 Price Return Index (SPX) – Uncapped
•Russell 2000 Price Return Index (RTY)
•MSCI EAFE Price Return Index (MXEA)
2-Year Segment with 10% Buffer
•S&P 500 Price Return Index (SPX)
6-Year Segment with 10% Buffer
•S&P 500 Price Return Index (SPX)
•Russell 2000 Price Return Index (RTY)
•MSCI EAFE Price Return Index (MXEA)
•SG Smart Climate Index (SGIXSMAC)
1-Year Segment with 0% Floor
•S&P 500 Price Return Index (SPX)
1-Year Segment with 10% Floor
•S&P 500 Price Return Index (SPX)
1-Year Segment Fixed
•Fixed Segment

*The availability of Segment Options may vary by broker-dealer. You may obtain information about the Segment Options that are available through your financial professional by contacting your financial professional.

Q: Where is my Premium Payment held before the initial Segment Term?
Beginning on the Contract Date, your Premium Payment will be held in the Initial Holding Account. Interest will be credited on the amount held in the Initial Holding Account at a fixed rate determined at Contract issue. On the next Segment Start Date, the total amount in the Initial Holding Account will be transferred to the Segment Option(s) as described immediately below so long as we receive the Total Premium Payment at least two Valuation Days prior to the Segment Start Date. For additional information, see 5. PURCHASING THE CONTRACT.
Q: How is interest applied to my investment in a Fixed Segment Option?
Amounts allocated to a Fixed Segment Option earn interest at the applicable annual interest rate for the Segment Term. The annual interest rate declared at the beginning of the Segment Term is guaranteed until the Segment End Date. Interest will be credited on a daily basis during the Segment Term. The daily rate is calculated as [(1+Annual Interest Rate) ^ (1/365)-1].
For each Fixed Segment Option that you select for investment, the Fixed Segment Value at any time will be equal to the Accumulated Value allocated to the fixed Segment Option on the Segment Start Date, plus interest credited to that Segment Option during the Segment Term, less any amount deducted from that Segment Option during the Segment Term.
For the initial Segment Term, the annual interest rates for the Fixed Segment Options will be listed on your Data Page. We may declare different interest rates for subsequent Segment Terms. At least fifteen (15) days prior to the end of any Segment Term, we will provide notice of the annual interest rates for the Fixed Segment Options that will be available for investment.
We determine the annual interest rates for the Fixed Segment Options at our discretion. In no event will we declare an annual interest rate lower than the Guaranteed Minimum Interest Rate of 0.05%. You bear the risk that we will not credit interest for a new Segment Term at a rate greater than the Guaranteed Minimum Interest Rate.
For additional information, see 6. FIXED SEGMENT OPTION MECHANICS.
Q: How is gain or loss applied to my investment in an Index-Linked Segment Option at the end of a Segment Term?
The Crediting Base represents the value of a Segment Option on the Segment Start Date (subject to certain adjustments). The Segment Credit is calculated and applied to the Crediting Base only on the Segment End Date. Segment Credits could be negative, meaning you could lose principal and/or prior earnings.
On each applicable Segment End Date, a calculation is performed to determine the Segment Credit that will change the respective Segment Option’s Crediting Base. The calculation involves a review of the change in the Index Value for the particular Segment Option. The change in the Index Value is the difference between the Index Value on the Segment End Date and the Index Value on the Segment Start Date divided by the Index Value on the Segment Start Date. If the change in the Index Value is positive, the Segment Return on the Segment End Date will be the change in the Index Value multiplied by the Participation Rate up to the Cap Rate (as applicable). If the change in the Index Value is negative, the negative Segment Return will be subject to the Buffer or Floor Rate (as applicable). With the Buffer Segment Option, the Company will absorb losses for the applicable Segment Option up to the Buffer Rate and you will be responsible for any loss greater than the Buffer Rate. With the Floor Segment Option, the Company will absorb losses for the applicable Segment Option greater than the Floor Rate and you will be responsible for any loss up to the Floor Rate.
For additional information, see 7. INDEX-LINKED SEGMENT OPTION MECHANICS.

Q: How is the value of my investment in an Index-Linked Segment Option calculated before the end of a Segment Term?
The Accumulated Value is the sum of the Segment Interim Values, Segment Values, and Fixed Segment Values, as applicable, plus the total value of any allocation to the Initial Holding Account. The Surrender Value is the Accumulated Value adjusted for any applicable Bond Adjustment and minus any applicable Surrender Charges and other fees (if any).
For additional information, see 7. INDEX-LINKED SEGMENT OPTION MECHANICS.
Q: At the end of a Segment Term for a Segment Option, what are my options under the Contract?
    At the end of a Segment Term for any Segment Option, the following options are available to you:
•You may reinvest your Accumulated Value allocated to the ended Segment Option in the same Segment Option for another Segment Term if the Segment Option is still available. Please note, the Cap Rate, Participation Rate, or annual interest rate we declare for the new Segment Term may differ (higher or lower) from the previous Segment Term, subject to the guaranteed limits described in this prospectus.
•You may Transfer your Accumulated Value allocated to the ended Segment Option to any other Segment Option that is available for investment. Transfers from a Segment Option are only allowed on the Segment End Date. If you wish to Transfer, you must Notify us at least two Valuation Days prior to the Segment End Date.
•You may withdraw or Annuitize your Accumulated Value allocated to the ended Segment Option, subject to the terms and conditions described in this prospectus. Withdrawals and Annuitization are not restricted to Segment End Dates, but amounts withdrawn or Annuitized from a Segment Option on its Segment End Date will not be based on a Segment Interim Value. However, such withdrawals will still be subject to the Bond Adjustment and may be subject to surrender charges (surrender charges do not apply upon Annuitization).
For additional information, see 8. OPTIONS AT END OF SEGMENT TERM, 10. WITHDRAWALS and 13. ANNUITIZATION.
Q: Prior to the end of a Segment Term for a Segment Option, what are my options under the Contract?
You may withdraw all or a portion of the Contract at any time before the Annuitization Date. Types of Surrenders are full withdrawals of the Contract, partial withdrawals, payment of a death benefit and Annuitizations. The Surrender Value is: subject to a Bond Adjustment being applied, which could be negative; and reduced by any applicable Surrender Charge and fee(s) (Contract fees and/or prorated share of the charge(s) for optional rider(s)). Full and partial withdrawals may be subject to taxes and to a separate 10% federal tax penalty if made before the Owner is 59½ years old. For additional information, see 10. WITHDRAWALS.
There is a Free Surrender Amount under your Contract for Surrenders up to 10% of the Total Premium Payment decreased by any partial Surrenders and/or partial Annuitization made since the last Contract Anniversary. Subject to these restrictions, you will not incur a Surrender Charge for any withdrawals less than or equal to the Free Surrender Amount but the withdrawal will be subject to the Equity Adjustment and Bond Adjustment. For additional information, see 4. FEES AND CHARGES - Deferred Sales Load ("Surrender Charger") - Free Surrender Amount.
Q: What is the optional Rate Enhancement Rider?
The Rate Enhancement Rider is an optional benefit that can only be elected at the time the Contract is issued. The Rate Enhancement Rider effective date is the same as the Contract Date.
The Rate Enhancement Rider provides an increased Participation Rate and/or Cap Rate on the Index-Linked Segment Options to which you have amounts allocated. The increased Participation Rate and/or Cap Rate (as applicable) are shown on your Contract’s Data Page.
The annual charge for the Rate Enhancement Rider is 0.95%, which is deducted daily. If the Rate Enhancement Rider is terminated, the charge for the Rate Enhancement Rider also is terminated. The Rate

Enhancement Rider can only be terminated on a Segment Anniversary divisible by six.
For additional information, see 7. INDEX-LINKED SEGMENT OPTION MECHANICS - Optional Rate Enhancement Rider.
Q: What is the Bond Adjustment?
The Bond Adjustment is an adjustment (which could be positive, negative, or equal to zero) to the amount Surrendered based on the change in the fair value of the hypothetical fixed income assets supporting our financial obligations under the Contract.
For additional information, see 9. CONTRACT VALUES - Bond Adjustment.
Q: What are the Contract’s lock-in features?
The Contract’s lock-in features allow you to lock in an Index-Linked Segment Option’s Equity Adjustment prior to the Segment End Date. These lock-in features are available with all of the Index-Linked Segment Options under the Contract. There is no additional charge for these lock-in features.
The lock-in features may be of interest to people who:
•Are interested in eliminating some of the uncertainty regarding Index performance for the remainder of a Segment Term; or
•Are wanting to potentially limit the impact of a negative Segment Credit they may otherwise receive.
Upon exercising a lock-in, on the Segment End Date, the Owner will receive a Segment Credit equal to the locked-in Equity Adjustment. Between the date of lock-in and the Segment End Date, the Segment Interim Value will be calculated using the locked-in Equity Adjustment. If a lock-in has been exercised and the current Segment End Date is later than the next Segment Anniversary, the Segment End Date is moved up to the next Segment Anniversary.
For additional information, see 7. INDEX-LINKED SEGMENT OPTION MECHANICS - Segment Lock-In Feature.
Q: What fees and charges apply under the Contract?
Your Contract is subject to certain fees and charges. There is a charge (“Surrender Charge”) that applies if you withdraw money from your Contract during the first six Contract Years. The maximum Surrender charge is 8% of the amount withdrawn, declining down to 0% after the sixth Contract Anniversary.
If you have the Rate Enhancement Rider as part of your Contract, there is a separate rider fee for having this benefit. This rider is an optional benefit under this Contract. The annual charge for this rider is 0.95%, which is deducted daily from the Crediting Base. The charge will only be charged for the Index-Linked Segment Options.
For additional information, see 4. FEES AND CHARGES.
Q: What are the Contract’s Annuitization benefits?
Any time after the second Contract Year, you may Annuitize your Contract by electing to receive payments under an annuity benefit payment option. The amount you can apply to the annuity benefit payment option is the Accumulated Value, adjusted by the Bond Adjustment, which could be a negative adjustment. You may elect to Annuitize the entire Contract (full Annuitization) or a portion of your Contract (partial Annuitization). The Maximum Annuitization Date is shown on the Data Page and is generally the Contract Anniversary following the Annuitant’s age 95. If Joint Annuitants are named on the application, the Maximum Annuitization Date will be set based on the age of the older Joint Annuitant.
For additional information, see 13. ANNUITIZATION.

Q: What are the Contract’s death benefits?
If the age of the oldest Owner on the date the application is signed is 79 or younger, the death benefit is equal to the greater of 1 or 2 where:
1. Is the Accumulated Value, subject to the Bond Adjustment, on the date we receive the proof of death and all required documents in Good Order; and
2. Is the Total Premium Payment minus an adjustment (as described below) for each partial Surrender (and any applicable Surrender Charge and fees) and an adjustment for each partial Annuitization made prior to the date we receive the poof of death and all required documents.
The adjustment for each partial Surrender (and any applicable Surrender Charges and fees) and for each partial Annuitization will reduce the death benefit in the same proportion that the Accumulated Value was reduced on the date of the partial Surrender or partial Annuitization. The adjustment for partial Surrenders is equal to (1 divided by 2) multiplied by 3, where:
1. Is the amount of the partial Surrender (and any applicable Surrender Charges and fees) or the amount of the partial Annuitization; and
2. Is the Accumulated Value immediately prior to the partial Surrender or partial Annuitization; and
3. Is the Total Premium Payment adjusted for prior partial Surrenders and partial Annuitizations immediately prior to the current partial Surrender or partial Annuitization.
If the age of the oldest Owner on the date the application is signed is 80 or older, the death benefit is equal to the Accumulated Value, subject to the Bond Adjustment (which could be negative), on the date we receive the proof of death and all required documents in Good Order.
If the Owner or any Joint Owner dies prior to the Annuitization Date, we will pay the death benefit upon our receipt of required documents and Notice, in Good Order, including due proof of death. Proof of death includes a copy of a death certificate, a certified copy of a court order, a written statement by a medical doctor, or other proof satisfactory to us.
The Accumulated Value will remain invested in the Segment Options until the Valuation Day on which we receive the required documents in Good Order. If more than one beneficiary is named, each beneficiary's portion of the death benefit will remain invested in the Segment Options until the Valuation Day on which we receive the required documents for that beneficiary.
We will pay interest on the death benefit from the first day the Accumulated Value is no longer invested in the Segment Options until payment is made. We will determine the rate of interest, which will not be less than the interest rate required by the applicable state's law.
For additional information, see 11. DEATH BENEFIT.
Q: How should I contact Principal Life?
If you have any questions, you can contact Principal Life Insurance Company at 1-800-852-4450 between the hours of 7 a.m. and 6 p.m. Central Time
Q: Does the Contract Have Any Optional Benefits
The Rate Enhancement Rider is an optional benefit that can only be elected at the time the Contract is issued. The Rate Enhancement Rider provides an increased Participation Rate and/or Cap Rate on the Index-Linked Segment Options. The annual charge for this rider is 0.95%, which is deducted daily. For additional information, see 7. INDEX-LINKED SEGMENT OPTION MECHANICS - Optional Rate Enhancement Rider.

4.     FEES AND CHARGES
Certain charges are deducted under the Contract. If the charge is not sufficient to cover our costs, we bear the loss. If the expense is more than our costs, the excess is profit to the Company. We expect a profit from all the fees and charges listed below, except Premium Tax.
Deferred Sales Load (“Surrender Charge”)
No sales charge is collected or deducted when the Total Premium Payment is applied under the Contract. A Surrender Charge is assessed on certain full or partial withdrawals. The Surrender Charge would be deducted from the Accumulated Value after the Bond Adjustment is applied.
The Surrender Charge would be deducted from the Accumulated Value remaining in the Segment Option(s) from which the amount is withdrawn. If you specify the percentages to be withdrawn from each Segment Option as part of a partial withdrawal request, those allocation percentages will also apply to the Surrender Charges. If you do not provide us with specific percentages, the charge is deducted in the same proportion as the Accumulated Value in the Segment Options.
The amounts we receive from the Surrender Charge are used to cover some of the expenses of the sale of the Contract (primarily commissions, as well as other promotional or distribution expenses). If the Surrender Charge collected is not enough to cover the actual costs of distribution, the costs are paid from the Company’s General Account assets instead of charging you any additional amount.
The maximum Surrender Charge is 8% of the amount withdrawn, declining down to 0% after the sixth Contract Anniversary as follows:

SURRENDER CHARGE TABLE
Contract Year	Surrender Charge
1	8.00%
2	8.00%
3	7.00%
4	6.00%
5	5.00%
6	4.00%
7+	0.00%
Surrender Charge Example
The following example shows you how the new total Crediting Base is calculated after a partial withdrawal is taken. For purposes of the example, the following assumptions were used:
Total Premium Payment: $100,000.00
Total Crediting Base: $100,000.00
Equity Adjustment Percentage: 5.22%
Equity Adjustment Amount: $5,220.00
Accumulated Value prior to withdrawal: $105,220.00
Free Withdrawal Amount: $10,000.00 (which is the product of $100,000.00 X 10%)
Partial Withdrawal Amount: $20,000.00
In order to determine the Total Crediting Base following a $20,000 partial withdrawal, the following steps are taken:
•The portion of the Crediting Base Surrendered is $19,007.79. This was calculated by dividing the partial withdrawal amount ($20,000.00) by the Total Accumulated Value immediately prior to the partial withdrawal ($105,220.00) and multiplying the result by the Total Crediting Base immediately prior to the partial withdrawal ($100,000.00).

•The Bond Adjustment amount is negative $296.52. For this example we assumed the Bond Adjustment percentage was negative 1.56%. The Bond Adjustment amount was calculated by multiplying the portion of the Crediting Base Surrendered ($19,007.79) times the Bond Adjustment percentage (negative 1.56%).
•The Surrender Charge amount is $776.28. For this example we assumed a Surrender Charge percentage of 8.00%, which would be the case if the partial withdrawal occurred during the first or second Contract Year. The Surrender Charge amount is calculated by subtracting the Free Surrender Amount ($10,000.00) from the withdrawal amount after Bond Adjustment ($19,703.48) and multiplying the difference by the Surrender Charge percentage (8.00%).
•The Total Crediting Base immediately following the partial withdrawal is $80,992.21. This amount is calculated by subtracting the portion of the Crediting Base Surrendered (19,007.79) from the initial Total Crediting Base ($100,000.00).
Free Surrender Amount
There is a free surrender amount available under your Contract. Subject to the limitations set forth below, you will not incur a Surrender Charge for any withdrawals less than or equal to the free surrender amount but the withdrawal will still be subject to the Bond Adjustment, which could be a negative adjustment.
The free surrender amount may be withdrawn without a Surrender Charge. This amount is the greater of (1) and (2) where:
(1) is 10% of the Total Premium Payment decreased by any partial withdrawals and/or partial Annuitizations made since the last Contract Anniversary; and
(2) is any amount distributed as a result of the Required Minimum Distribution (“RMD”) of the then current Federal Income Tax Regulation for this Contract minus any partial Surrenders and/or partial Annuitization.
Any free surrender amount not taken in a Contract Year is not added to the amount available under the free surrender amount for any following Contract Year(s).
When Surrender Charges Do Not Apply
The Surrender Charge does not apply to:
•amounts applied under an annuity benefit payment option; or
•a withdrawal amount up to the free surrender amount; or
•payment of any death benefit; or
•amounts distributed to satisfy the RMD, provided that the amount withdrawn does not exceed the minimum distribution amount that would have been calculated based on the value of this Contract alone; or
•an amount transferred from a Contract used to fund an IRA to another annuity contract issued by the Company to fund an IRA of the participant’s spouse when the distribution is made pursuant to a divorce decree.

Free Withdrawal Example
The following example shows you have the free surrender feature works.

For purposes of the example, the following assumptions were used:
Total Premium Payment	$100,000.00
Total Crediting Base	$100,000.00
Equity Adjustment Percentage	5.22%
Equity Adjustment Amount	$5,220.00
Accumulated Value prior to withdrawal	$105,220.00
Based on the above assumptions, the below numbers are calculated as described in the footnotes below the table.
Free Withdrawal Amount	$10,000.00[1]
Withdrawal Amount	$10,000.00
Portion of Crediting Base Surrendered	$9,503.90[2]
Bond Adjustment Percentage	-1.56%
Bond Adjustment Amount	-$148.26[3]
Withdrawal Amount after Bond Adjustment	$9,851.74
Surrender Charge Percentage	8.00%
Surrender Charge	$0.00
Net Withdrawal Amount after Surrender Charges	$9,851.74

Total Crediting Base after Withdrawal	$80,992.21[4]
1)Free Withdrawal Amount = $100,000.00 * 10% = $10,000.00
2)Portion of Crediting Base Surrendered = $10,000.00 / $105,220.00 * $100,000.00 = $9503.90
3)Bond Adjustment Amount = $9,503.90 * -1.56% = -$148.26
4)Surrender Charge = Max ($9,851.74 - $10,000.00, $0.00) * 8.00% = $0.00
5)Total Crediting Base after Withdrawal = $100,000.00 - $9,503.90 = $90,496.10
Waiver of Surrender Charge Rider
This rider is automatically added to the Contract at issue (subject to state approval and state variations may apply). There is no charge for this benefit.
This rider waives the Surrender Charge on withdrawals made after the first Contract Anniversary if the Owner or Annuitant has a critical need. The Segment Interim Value calculations, Bond Adjustments and negative adjustments to Crediting Base discussed in other sections of the prospectus will still apply to amounts deducted under this waiver.
A critical need is limited to confinement to a health care facility, terminal illness diagnosis, or total and permanent disability.
The benefits are available for a critical need if the following conditions are met:
•the Owner or Annuitant has a critical need; and
•the critical need did not exist before the Contract Date.

For purposes of this rider, the following definitions apply:
•health care facility - a licensed hospital or inpatient nursing facility providing daily medical treatment and keeping daily medical records for each patient (not primarily providing just residency or retirement care). This does not include a facility owned or operated by the Owner, Annuitant or a member of their immediate family. If the critical need is confinement to a health care facility, the confinement must continue for at least 60 consecutive days after the Contract Date and the Surrender must occur within 90 days of the confinement’s end. Notice must be provided within 90 days after confinement ends.
•terminal illness - sickness or injury that results in the Owner’s or Annuitant’s life expectancy being 12 months or less from the date notice to receive a distribution from the Contract is received by the Company.
•total and permanent disability - the Owner or Annuitant is unable to engage in any occupation for pay or profit due to sickness or injury.
Maximum Potential Loss Due to Equity Adjustment and Bond Adjustment
Before the end of a Segment Term for an Index-Linked Segment Option, if any of the following transactions occurs, the transaction will be based on the Segment Interim Value of your investment in that Index-Linked Segment Option:
•you take a full or partial withdrawal,
•you exercise the Lock-In feature,
•you Annuitize the Contract,
•the Contract’s death benefit is paid, or
•a fee or charge is deducted from that Index-Linked Segment Option.
The application of the Equity Adjustment and Bond Adjustment to such transactions could result in a loss beyond the downside protection for the Index-Linked Segment Option. In extreme circumstances, for any Index-Linked Segment Option, the total loss could be 100% (i.e., a complete loss of your principal, previously credited interest and any prior earnings).
Premium Taxes
We do not currently assess premium taxes for any Contract at issue. We reserve the right to deduct an amount to cover any premium taxes imposed by states or other jurisdictions. If we elect to begin deducting any premium taxes, we will provide you with 30 days advance written notice. Any deduction is made from either the Premium Payment when we receive it, or the Accumulated Value when you request a withdrawal (full or partial) or you request application of the Accumulated Value (full or partial) to an annuity benefit payment option. Premium taxes generally range from 0% in most states to as high as 3.50%.
Optional Benefit – Rate Enhancement Rider
The Rate Enhancement Rider is an optional benefit that can only be elected at the time the Contract is issued. The Rate Enhancement Rider provides an increased Participation Rate and/or Cap Rate on the Index-Linked Segment Options.
The annual charge for this rider is 0.95%, which is deducted daily. The charge will only be charged for the Index-Linked Segment Options. The rider charge is intended to reimburse us for the cost of providing the enhanced rates.
The charge is reflected in Segment Interim Value because it is deducted from the Crediting Base. The charge is applied against and deducted daily from the Crediting Base prior to other Contract activity (e.g., Surrender, Segment Credits) on a particular day. If you exercise a Segment Lock-In, this charge continues to be applied against and deducted from the Crediting Base.
Rate Enhancement Rider Charge Example
If your Crediting Base is $100,000.00 at the start of your Segment Term, the daily charge deducted from your Crediting Base for the rider would be $2.06 ($100,000.00 * 0.95% / 365). In that example, on the 100th day after the Segment Start Date, the Crediting Base would be $100,000.00 – ($2.06 * 100) = $99,794.00.
For more information on the Rate Enhancement Rider, please see 7. INDEX-LINKED SEGMENT OPTION MECHANICS - Optional Rate Enhancement Rider.

5.     PURCHASING THE CONTRACT
How to Buy a Contract
If you want to buy a Contract, you must submit an application and make a Premium Payment. If the application is complete, received in Good Order and meets all other regulatory and Company requirements, the Contract is issued after we receive the Total Premium Payment. We reserve the right to reject a Premium Payment that is comprised of multiple payments paid to us over a period of time. If we permit you to make multiple payments as part of your Premium Payment, the Contract will not be issued until all such payments are received. We reserve the right to hold such multiple payments in a non-interest bearing account until the date of Contract issuance.
The date the Contract is issued is the Contract Date. The Contract Date is the date used to determine Contract Years, regardless of when the Contract is delivered.
Premium Payment
•The Total Premium Payment for a Contract may not be less than $20,000 without our prior approval.
•The Premium Payment is subject to a Surrender Charge period that begins upon issuance of the Contract.
•The Premium Payment is to be made by personal or financial institution check (for example, a cashier’s check). We reserve the right to refuse a Premium Payment that we feel presents a fraud or money laundering risk. Examples of the types of Premium Payments we will not accept are cash, money orders, starter checks, travelers checks, credit card checks, and foreign checks.
•The Total Premium Payment for a Contract may not be greater than $2,000,000 (maximum premium limit) without our prior approval. For further information, please call 1-800-852-4450.
•We reserve the right to treat all of your and/or your spouse’s Principal index-linked deferred annuity contracts as one contract for purposes of determining whether you have exceeded the maximum premium limit (without Home Office approval).
•This Contract is a single premium index-linked deferred annuity. After the Total Premium Payment is added to the Contract at Contract issuance, no additional Premium Payments will be accepted.
Initial Holding Account
Beginning on the Contract Date, your Premium Payment will be held in the Initial Holding Account. Interest will be credited on the amount held in the Initial Holding Account at a fixed rate determined at Contract issue. The Guaranteed Minimum Interest Rate for the Initial Holding Account will be 0.05%.
The Segment Start Dates will be the 9th and the 23rd of each month. On the next Segment Start Date, the total amount in the Initial Holding Account will be transferred to the Segment Option(s) as described immediately below so long as we receive the Total Premium Payment at least two Valuation Days prior to the Segment Start Date. If the Total Premium Payment is not received at least two Valuation Days prior to a Segment Start Date, the Total Premium Payment will remain in the Initial Holding Account until the following Segment Start Date. For example, if we receive your application in Good Order and your Total Premium Payment on the 8th of the month, your Segment Start Date will be the 23rd of that month because your application and Total Premium Payment were not received two or more Valuation Days prior to the 9th. In that situation the Total Premium Payment would remain in the Initial Holding Account until the 23rd of that month.
.Allocating to the Segment Options
•On your application, you direct how the amount transferred out of the Initial Holding Account will be allocated to the Segment Option(s).
•A complete list of the Segment Options and available Segment Terms may be found in 3. SUMMARY.
•Allocations must be in percentages.
•Percentages must be in whole numbers and total 100%.
•Once an amount is allocated to a particular Segment Option, the amount cannot be transferred until the end of the Segment Term for that particular Segment Option.

Contract Owner Rights
During the accumulation period, you have all rights to the benefits under the Contract. The Annuitant and any Joint Annuitant (if not the Owner or Joint Owner, respectively) do not have any rights to the Contract. All of your rights of ownership cease upon your death. At that point the death benefit will become payable according to your benefit instructions.
During the Annuitization period you are still the only person with material rights to the Contract. For more details on the Annuitization period, see ___. After the death of the Owner the primary beneficiary(ies) have the rights to the death benefit, if any.
If your Contract is part of a qualified plan, IRA, SEP, or SIMPLE-IRA, you may not change either the Owner or the Annuitant.
You may change the Owner and/or Annuitant of your Non-qualified Contract at any time. Your request must be in writing and approved by us. After approval, the change is effective as of the date you signed the request for change. We reserve the right to require that you send us the Contract so that we can record the change.
If an Annuitant who is not an Owner dies while the Contract is in force, a new Annuitant may be named unless the Owner is a corporation, trust or other entity.
While this Contract is in force, you have the right to name or change a beneficiary. This may be done as part of the application process or by sending us a written request. Unless you have named an irrevocable beneficiary, you may change your beneficiary designation by sending us Notice.
Right to Examine the Contract (Free Look)
It is important to us that you are satisfied with the purchase of your Contract. Under state law, you have the right to return the Contract for any reason during the examination offer period (a “free look”). The examination offer period is the later of 15 days after the Contract is delivered to you, or such later date as specified by applicable state law. For a state-by-state description of material variations of this Contract, see Appendix _____.
If you cancel your Contract under the free look provision, you will receive your total Contract Accumulated Value or the Premium Payment, if required by state law. The Contract Accumulated Value would be subject to the Bond Adjustment and Segment Interim Value calculation if your Premium Payment is allocated to a Segment Option. If you receive the Contract Accumulated Value, you assume the risk of any drop in Segment Interim Value on Premium Payment allocated to the Index-Linked Segment Options.
Although we currently allocate to the Segment Options prior to the end of the examination offer period (after holding the money in the Initial Holding Account), during times of economic uncertainty and with prior notice to you, we may exercise our right to keep the Total Premium Payment in the Initial Holding Account during the entire examination offer period. If your Total Premium Payment remains in the Initial Holding Account and the free look is exercised, you will receive the sum of the Total Premium Payment and any previously credited interest.
If your Total Premium Payment remains in the Initial Holding Account for the entire free look period and you don’t cancel the Contract during that time, after the free look period ends your Accumulated Value will be allocated to the Segment Options you select on the next Segment Start Date.
The amount of your refund and the length of the free look period may depend on whether your Contract is a replacement of another insurance or annuity contract. Generally, for Contracts issued as a replacement, this period is 30 days. If your Contract is an IRA or Roth IRA and you cancel within the first 7 days, you will receive the greater of:
•The Total Premium Payment made, plus any previously credited interest; or
•Your Accumulated Value, plus any premium tax charge deducted, less any applicable federal and state income tax withholding and, depending on the state in which the Contract was issued, any applicable fees and charges.
After the first 7 days, your state's law will determine the amount you will receive (as described earlier in this provision).
To exercise your free look, you must send the Contract and a written request to us postmarked before the close of business on the last day of the examination offer period. If you properly exercise your free look, we will cancel the Contract.

You may obtain more specific information regarding the free look from your registered representative or by calling us at 1-800-852-4450.
Distribution of the Contract
[To be added by amendment] (the "principal underwriter") serves as principal underwriter for the contracts. We have entered into an underwriting agreement with the principal underwriter that covers distribution of the contracts. The principal underwriter is registered as a broker-dealer with the SEC under the 1934 Act, and with the securities commissions in the states in which it operates and is a member of the Financial Industry Regulatory Authority (“FINRA”). The principal underwriter is a member of the Securities Investors Protection Corporation. You may contact FINRA by calling 1-800-289-9999 or online at www.finra.org for information about the principal underwriter as well as your broker-dealer and their respective registered persons.
With the exception of New York, the Company intends to offer the Contract in all jurisdictions where it is licensed to do business and where the Contract is approved.
The principal underwriter may perform various administrative services on our behalf. We may fund certain of the principal underwriter’s operating and other expenses, including overhead, legal and accounting fees, training, compensation and other expenses associated with the contracts. Financial professionals associated with the principal underwrtier and their managers are also eligible for various benefits.
We offer the contracts on a continuous basis. Contracts are sold only by licensed financial professionals in those states where the Contracts may be lawfully sold. The principal underwriter and the Company enter into selling agreements with unaffiliated broker-dealer firms (the “selling broker-dealers”) for the sale of the contracts through those firms and their financial professionals. The financial professionals will be registered representatives of the selling broker-dealers that are registered as broker-dealers under the 1934 Act and members of FINRA.
The Company and/or the principal underwriter pay compensation to broker-dealers, financial institutions, and other parties (“Financial Intermediaries”) for the sale of contracts according to schedules in the selling agreements and other agreements reached between the Company, the principal underwriter and the Financial Intermediaries. Such compensation generally consists of commissions on premiums paid on the Contract.
The amount and timing of commissions paid to selling broker-dealers may vary depending on the selling agreements and the contract sold but will not be more than 6.5% of the Total Premium Payment. Some selling broker-dealers may elect to receive a smaller amount of commission at the time of the sale and an ongoing trail commission for as long as the Contract remains in effect or as agreed in the selling agreement. We may pay or allow other promotional incentives or payments to selling broker-dealers in the form of cash or other compensation to the extent permitted by FINRA rules and other applicable laws and regulations.
The financial professionals who solicit sales of the contracts typically receive a portion of the compensation paid to the selling broker-dealers in the form of commissions or other compensation, depending on the agreement between the selling broker-dealer and the financial professional. The financial professionals may also be eligible for various cash benefits, such as bonuses, insurance benefits, and financing arrangements, and non-cash items. Non-cash items include conferences seminars and trips (including travel, lodging and meals in connection therewith), entertainment, merchandise, priority operations support, preferred programs, and other similar items. Sales of the contracts may help financial professionals qualify for such benefits.
Commissions and other incentives or payments described above are not charged directly to you. We intend to recoup commission and other expenses through fees and charges deducted under the Contract.
6. FIXED SEGMENT OPTION MECHANICS
There is only one Fixed Segment Option for this Contract. This Fixed Segment Option has a one-year Segment Term.
Amounts allocated to a Fixed Segment Option earn interest at the applicable annual interest rate for the Segment Term. The annual interest rate declared at the beginning of the Segment Term is guaranteed until the Segment End Date. Interest will be credited on a daily basis during the Segment Term. The daily rate is calculated as [(1+Annual Interest Rate) ^ (1/365)-1].

If you allocate Accumulated Value to the Fixed Segment Option, the Fixed Segment Value at any time will be equal to the Accumulated Value allocated to the Segment Option on the Segment Start Date, plus interest credited to that Segment Option during the Segment Term, less any amount deducted from that Segment Option during the Segment Term.
For the initial Segment Term, the annual interest rates for the Fixed Segment Options will be listed on your Data Page. We may declare different interest rates for subsequent Segment Terms. At least fifteen (15) days prior to the end of any Segment Term, we will provide notice of the annual interest rates for the Fixed Segment Options that will be available for investment.
We determine the annual interest rates for the Fixed Segment Options at our discretion. In no event will we declare an annual interest rate lower than the Guaranteed Minimum Interest Rate of 0.05%. You bear the risk that we will not credit interest for a new Segment Term at a rate greater than the Guaranteed Minimum Interest Rate.
We reserve the right to add and remove Fixed Segment Options as available investment options. There is no guarantee that any Fixed Segment Option will always be available for investment in the future. If we remove a Fixed Segment Option, it will be closed such that no reinvestments or Transfers will be allowed into that Segment Option. If you are currently invested in a Fixed Segment Option that has been removed, you may remain in that Segment Option until the end of the Fixed Segment Term.
7. INDEX-LINKED SEGMENT OPTION MECHANICS
General Information
The available Index-Linked Segment Options for this Contract are shown in 3. SUMMARY as part of the answer to the "What are the available Segment Options" question.
Index-Linked Segment Options are Buffer Segment Options and Floor Segment Options. These investment options receive Segment Credits based on the performance of a linked Index and applying a Buffer Rate, Floor Rate, Cap Rate and/or Participation Rate, as applicable. Segment Terms range from one to six years and are linked to one of the following Indices: S&P 500® Price Return Index (SPX); Russell 2000® Price Return Index (RTY); MSCI EAFE Price Return Index (MXEA); and SG Smart Climate Index (SGIXSMAC).
Information About the Indices
S&P 500® Price Return Index (SPX)
The S&P 500® Price Return Index was established by Standard & Poor’s. The S&P 500® Price Return Index includes 500 large cap stocks from leading companies in leading industries of the U.S. economy, capturing 75% coverage of U.S. equities. The S&P 500® Price Return Index does not include dividends declared by any of the companies included in this Index.
Russell 2000® Price Return Index (RTY)
The Russell 2000® Price Return Index was established by Russell Investments. The Russell 2000® Price Return Index measures the performance of the small-cap segment of the U.S. equity universe. The Russell 2000® Price Return Index is a subset of the Russell 3000® Index representing appropriately 10% of the total market capitalization of that Index. It includes approximately 2,000 of the smallest securities based on a combination of their market cap and current index membership. The Russell 2000® Price Return Index does not include dividends declared by any of the companies included in this Index.
MSCI EAFE Price Return Index (MXEA)
The MSCI EAFE Price Return Index was established by MSCI. The MSCI EAFE Price Return Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the U.S. and Canada. As of the date of this prospectus the MSCI EAFE Price Return Index consisted of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI EAFE Price Return Index does not include dividends declared by any of the companies included in this Index.

SG Smart Climate Index
The SG Smart Climate Index (Bloomberg Ticker: SGIXSMAC) is a rules-based index that aims to provide investment exposure to the performance of stocks of U.S. large-capitalization companies that are selected based on proprietary climate risk preparedness scores and certain environmental, social, and governance (ESG) exclusion filters. Climate risk generally refers to the risk of negative impacts on a company’s business or financial condition due to climate-related conditions around the globe or the transition to a lower carbon economy. The climate risk models used in connection with the Index seek to identify large U.S. companies that are more likely to perform well in future climate scenarios.
The Index is an “excess return” index. The Index’s return reflects the total return on an investment in the underlying component stocks (including reinvestment of all dividends, interest, and other income), less certain negative adjustments and deductions that reduce the performance of the Index.
The sponsor of the Index and the Underlying SGI Index (as defined below) is Société Générale. The index calculator is S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC). The climate risk models used in connection with the Index are produced by Entelligent, Inc. On January 12, 2022, Societe Generale, through an indirect wholly owned subsidiary, acquired a passive ownership interest and a board seat in Entelligent, Inc. Sustainalytics provides the data used to support the ESG exclusion filters. None of these companies are affiliated with Principal.
See APPENDIX A for the applicable index disclosures.
Segment Credits on Segment End Date
Point-to-Point Crediting Method
For each Index-Linked Segment Option, its Segment Term is not only the potential duration of your investment in that Segment Option, but also the length of time that the Segment Option is linked to the performance of its Index.
The Index-Linked Segment Options are linked to the performance of their Indices based on the point-to-point crediting method. Under this approach, the amounts you allocate to one or more Segment Options that are linked to certain Indices will change in values during defined periods of time (i.e., the Segment Term). In other words, a specific Index’s performance rate, whether positive or negative, is generally measured on a point-to-point basis from the Index’s value on the first day of the Segment Term to the Index’s value on the last day of the Segment Term. The Index performance from the Segment Start Date to the Segment End Date is the percentage change in the value of the applicable Index between those dates.
Certain of the following rates will apply to the Index-Linked Segment Options that are currently offered under the Contract:
•Cap Rate - When positive performance is subject to a Cap Rate, the interest credited on the Segment End Date will typically equal the positive change in the Index Value multiplied by the Participation Rate up to the Cap Rate.
•Participation Rate – When positive performance is subject to a Participation Rate, the interest credited on the Segment End Date will typically equal the positive change in the Index Value multiplied by the Participation Rate. If your Contract also has a Cap Rate, please see the bullet point immediately above for information on how the Participation Rate and Cap Rate operate together.
•Buffer Rate – When negative performance is subject to a Buffer Rate, we will absorb any loss up to the maximum Buffer Rate. Any negative Index Value change in excess of the Buffer Rate will be your responsibility.
•Floor Rate - When negative performance is subject to a Floor Rate, we will absorb any loss in excess of the Floor Rate. Any negative Index Value change less than the Floor Rate will be your responsibility.

Point-to-Point Crediting Method Examples
For each scenario below, assume a 1-year Segment Term with a 0% Floor Rate, a 5% Cap Rate, and a 75% Participation Rate.

Scenario	Beginning Index Value	Ending Index Value	Index Change	Segment Credit percentage
1	100	125	25%	5%
2	100	105	5%	3.75%
3	100	100	0%	0%
4	100	95	-5%	0%
5	100	85	-15%	0%
For each scenario below, assume a 1-year Segment Term with a 10% Floor Rate, a 15% Cap Rate, and a 100% Participation Rate.

Scenario	Beginning Index Value	Ending Index Value	Index Change	Segment Credit percentage
1	100	125	25%	15%
2	100	105	5%	5%
3	100	100	0%	0%
4	100	95	-5%	-5%
5	100	85	-15%	-10%
For each scenario below, assume a 6-year Segment Term with a 10% Buffer Rate, an uncapped Cap Rate, and a 110% Participation Rate.

Scenario	Beginning Index Value	Ending Index Value	Index Change	Segment Credit percentage
1	100	200	100%	110%
2	100	125	25%	27.5%
3	100	100	0%	0%
4	100	95	-5%	0%
5	100	75	-25%	-15%
Because we only calculate Segment Credits on the Segment End Date, the Segment Credit typically does not reflect the highest or lowest Index Value that occurred during the Segment Term. The Index Change is subject to further adjustment(s) in arriving at a Segment Credit for the Segment Option. The adjustment(s) are based on any Cap Rate, Participation Rate, Buffer Rate or Floor Rate that may apply.
Segment Interim Value
Segment Interim Values only apply on dates other the Segment Start Date and Segment End Date.
The Segment Interim Value is the Crediting Base adjusted for the Equity Adjustment for each Index-Linked Segment Option. The calculation is:
Segment Crediting Base * (1 + Equity Adjustment percentage)
Generally, the Segment Interim Value will tend to reflect less gain and more loss (as applicable) than would apply at the end of a Segment Term. This means that you might not receive the full protection of a Buffer or Floor Rate reflected in your Segment Interim Value. The Segment Interim Value may result in a loss even if the Index Value at the time the Segment Interim Value is calculated is higher than the Index Value on the Segment Start Date.

Calculation of Equity Adjustment
The Equity Adjustment is intended to be close to the change in the market value of derivative instruments that hedge risks associated with our obligation to apply Segment Credits to the Index-Linked Segment Options. The Equity Adjustment is the adjustment to the Accumulated Value, expressed as a percentage, based on the change in the value of the hypothetical derivative assets which are designed to replicate credits provided by a Segment Option at the end of a Segment Term. It does not apply to either the Initial Holding Account or the Fixed Segment Option. On the Segment Start Date and Segment End Date, the Equity Adjustment is zero.
The Equity Adjustment is calculated as:
Derivative ValCur – (Derivative ValBeg * [1 – (Time Elapsed / Segment Term)])
Where:
•Derivative ValCur    is the value, calculated using the Black-Scholes formula, of a hypothetical basket of derivatives associated with the Index-Linked Segment Option on the date the Equity Adjustment is calculated.
•Derivative ValBeg    is the value, calculated using the Black-Scholes formula, of a hypothetical basket of derivatives associated with the Index-Linked Segment Option on the Segment Start
Date.
•Time Elapsed        is the number of whole years elapsed between the Segment Start Date and the date the Equity Adjustment is calculated.
•Segment Term        is the Segment Term.
Parameters (such as interest rates, volatility, and dividends) used in the Black-Scholes formula to calculate the value of derivatives will be consistent with the most recently available market data for such parameters. These parameters are provided by an independent third-party and, if any of these parameters become unavailable for any reason, we will select a new parameter or provider at our sole discretion.
The hypothetical basket of derivatives used in the Equity Adjustment depends on the Segment Option selected and may include:
•Buffer
◦Long ATM Call
◦Short OTM Call
◦Short OTM Put
•Floor
◦Long ATM Call
◦Short OTM Call
◦Short ATM Put
◦Long OTM Put
The duration of each derivative is based on the Segment Term selected. The underlying index of each derivative is based on the Segment Option selected. The moneyness of each derivative depends on the structured payoff of the Segment Option. “Moneyness” is a term used to describe whether a contract is either in the money (ITM), out of the money (OTM) or at the money (ATM). The following is a brief description of ITM, OTM and ATM.
•ITM - An option that is in-the-money, or ITM, has intrinsic value. A call option is ITM if the strike price is below the underlying security’s current trading price.  A put option is ITM if the strike price is above the current price of the underlying security.
•OTM - An option that is out-of-the-money, or OTM, has no intrinsic value. A call option is OTM if the strike price is above the underlying security’s current trading price.  Put options are OTM if the strike price is lower than the current price of the underlying security.
•ATM - An at-the-money, or ATM, option is a call or a put option that has a strike price about equal to the current price of the underlying security.

Negative Adjustments to Crediting Base
Crediting Base
On the initial Segment Start Date, the Crediting Base for any Segment Option is the amount from the Initial Holding Account that gets allocated to the specific Segment Option.
On any other date, the Crediting Base for any Segment Option is equal to the following for that Segment Option:
Cred BasePrev – Seg Fee + Seg Credit + TransfersIn – TransfersOut – Surrenders
Where:
•Cred BasePrev     is the Segment Crediting Base on the previous day
•Seg Fee    is the Segment Fee amount applied to the Segment Option on this date
•Seg Credit    is the amount of Segment Credits credited to the Segment Option on this date
•TransfersIn    is the amount transferred from other Segment Options to this Segment Option on this date
•TransfersOut    is the amount transferred to other Segment Options from this Segment Option on this date
•Surrenders    is the Surrender amount deducted from this Segment Option on this date
Segment Fees (arising from the optional Rate Enhancement Rider) and Surrenders may be applied on any day in the Segment Term. Segment Credits and Transfers are only applied at the end of a Segment Term.
Impact of Negative Adjustments
The three areas in which negative adjustments to your Crediting Base will occur are Rate Enhancement Rider fees, Surrenders and negative Segment Credits. The Crediting Base will be reduced daily for the Rate Enhancement Rider fees if that rider is selected. For each Surrender the Crediting Base will be reduced proportionally to the Segment Interim Value immediately preceding the Surrender unless the Surrender is a partial withdrawal satisfying the Required Minimum Distribution requirement for your Contract. If the Surrender is a partial withdrawal satisfying the Required Minimum Distribution requirement for your Contract, the negative adjustment to your Crediting Base will be no greater than the amount of the Segment Interim Value withdrawn. If you receive a negative Segment Credit on the Segment End Date, the Crediting Base will be reduced by the entire amount of the negative Segment Credit.
Negative Adjustments to Crediting Base Examples
For examples of how a withdrawal causes a negative adjustment to the Crediting Base, see 4. FEES AND CHARGES - Deferred Sales Load ("surrender Charge") - Surrender Charge Example.
For an example of how the Rate Enhancement Rider charge causes a negative adjustment to the Crediting Base, see Optional Rate Enhancement Rider below.
Below is an example of how a negative Segment Credit causes a negative adjustment to the Crediting Base. Assume this is a 1-year Segment Option with a Premium Payment of $100,000.00.

Contract Year	Beginning Crediting Base	Segment Credit	Crediting Base After Segment Credit
1	$100,000.00	$5,000.00	$105,000.00
2	$105,000.00	-$15,000.00	$90,000.00
3	$90,000.00	$2,000.00	$92,000.00

RMD Withdrawal example

Total Premium Payment	$100,000.00
Total Crediting Base	$100,000.00
Equity Adjustment Percentage	-12.83%
Equity Adjustment Amount	-$12,830.00
Accumulated Value prior to withdrawal	$87,170.00

Required Minimum Distribution	$4,500.00
Free Withdrawal Amount	$10,000.00[1]
Withdrawal Amount	$4,500.00
Portion of Crediting Base Surrendered Before RMD Adjustment	$5,162.33[2]
Bond Adjustment Percentage	2.34%
Bond Adjustment Amount	$120.80[3]
Withdrawal Amount after Bond Adjustment	$4,620.80
Surrender Charge Percentage	8.00%
Surrender Charge	$0.00[4]
Net Withdrawal Amount after Surrender Charges	$4,620.80

Total Crediting Base after Withdrawal	$95,500.00[5]
1)Free Withdrawal Amount = $100,000.00 * 10% = $10,000.00
2)Portion of Crediting Base Surrendered = $4,500.00 / $87,170.00 * $100,000.00 = $5,162.33
3)Bond Adjustment Amount = $5,162.33 * 2.34% = $120.80
4)Surrender Charge = Max($4,620.80 - $10,000.00, $0.00) * 8.00% = $0.00
5)Total Crediting Base after Withdrawal = $100,000.00 – Min($5,162.33, $4,500.00) = $95,500.00
Optional Rate Enhancement Rider
The Rate Enhancement Rider is an optional benefit that can only be elected at the time the Contract is issued. The Rate Enhancement Rider effective date is the same as the Contract Date unless a different rider effective date is shown on your Contract’s Data Page. The Rate Enhancement Rider is available for all Index-Linked Segment Options.
Rider Benefit
The Rate Enhancement Rider provides an increased Participation Rate and/or Cap Rate on the Index-Linked Segment Options. The increased Participation Rate and/or Cap Rate (as applicable) are shown on your Contract’s Data Page.
Rider Risk
The risk in purchasing this rider is that you may not receive additional Segment Credits in excess of the Rate Enhancement Rider fee. For example, one situation where no benefit is provided for a Segment Term would be if the additional positive Segment Credit received is less than the Rate Enhancement Rider fee. Also, if performance of the applicable Segment Option is negative for a Segment Term, you will not receive additional Segment Credits under this rider for that Segment Term.
Rider Charge

The annual charge for the Rate Enhancement Rider is 0.95%, which is deducted daily. If the Rate Enhancement Rider is terminated (as discussed below), the charge for the Rate Enhancement Rider ends.

Rider Termination
The Rate Enhancement Rider terminates on the earliest of the following:
1.The Contract is terminated; or
2.A Segment Anniversary divisible by six, in which we receive your request to terminate the Rate Enhancement Rider (for example, if your initial Segment Start Date was 9/1/2022, you could only terminate the Rate Enhancement Rider on 9/1/2028, 9/1/2034, 9/1/2040, etc.).
If the Rate Enhancement Rider terminates for any reason other than your full Surrender of your Contract, the Rate Enhancement Rider may not be reinstated. If you Surrender your Contract with the Rate Enhancement Rider attached and the Contract is later reinstated, the Rate Enhancement Rider also must be reinstated. If the Contract and the Rate Enhancement Rider are reinstated, the Rate Enhancement Rider will be reinstated as of the termination date. At the time the Rate Enhancement Rider is reinstated, we will deduct Rate Enhancement Rider charges scheduled during the period between the termination and reinstatement and make any other adjustments necessary to reflect any change in the amount reinstated and the Contract Accumulated Value as of the date of termination.
Discontinuation or Substitution of an Index
The Indices available on the Contract Date are not guaranteed for the life of the Contract. For any Index-Linked Segment Option, we will substitute an existing Index if the Index is discontinued or when there is a substantial change in the calculation of the Index that materially modifies the performance or values of the Index. We may also substitute an Index should Index Values become unavailable for any reason. The substitution of an Index will have no impact on an Index-Linked Segment Option’s Segment Term, Cap Rate, Participation Rate, Buffer Rate, or Floor Rate, as applicable.
When substituting an Index, we will attempt to select an alternative Index that, in our judgment, has an investment and risk profile similar to the original Index. We will notify you at least 30 days in advance of the substitution, and the notice will include the Index and Segment Option(s) involved. In the event that it is necessary to substitute on less than 30 days’ notice due to circumstances outside of our control, we will provide notice of the substitution as soon as practicable. If required by law, any substitution of an Index is subject to approval by the state insurance authorities where the Contract was issued.
We reserve the right to add and remove Index Segment Options as available investment options. There is no guarantee that any Index-Linked Segment Option will always be available in the future, except we will always offer at least one Index-Linked Segment Option for investment.
If we remove an Index-Linked Segment Option, it will be closed such that no reinvestments or Transfers will be allowed into that Segment Option. If you are currently invested in an Index-Linked Segment Option that is being removed, you may remain in that Segment Option until the end of the Segment Term.
Segment Lock-In Feature
The Contract’s lock-in features allow you to lock in an Index-Linked Segment Option’s Equity Adjustment prior to the Segment End Date. These lock-in features are available with all of the Index-Linked Segment Options under the Contract. There is no additional charge for these lock-in features.
The lock-in features may be of interest to people who:
•Are interested in eliminating some of the uncertainty regarding future Index performance; or
•Are wanting to potentially limit the impact of a negative Segment Credit they may otherwise receive if they don't lock-in.
Upon exercising a lock-in, the Owner will receive a Segment Credit equal to the locked-in Equity Adjustment on the Segment End Date. Between the date of lock-in and the Segment End Date, the Segment Interim Value will be calculated using the locked-in Equity Adjustment. If a lock-in has been exercised and the current Segment End Date is later than the next Segment Anniversary, the Segment End Date is moved up to the next Segment Anniversary. For example, if the Segment Start Date is 9/1/2022 for a 6-year Segment Option (Segment End Date is 9/1/2028 before lock-in) and you exercise a lock-in on 6/22/2025, the Segment End Date will move to 9/1/2025 at the time of exercising the lock-in.

There are two ways to exercise a lock-in for an Index-Linked Segment Option: Manual Segment Lock-In and Automatic Segment Lock-In.
Manual Segment Lock-In. Under this method, you exercise a lock-in by submitting a request directing us to lock in the Equity Adjustment for an Index-Linked Segment Option. We will lock in the Equity Adjustment on the Valuation Day we receive your request in Good Order. For example, if you submit a request in Good Order prior to the end of the Valuation Day (generally 4:00 p.m. E.T.) to lock in a Segment Option, the lock-in will be effective on that day (Lock-In Date). If your request is received in Good Order after the end of the Valuation Day (generally 4:00 p.m. E.T.), or on a weekend or on a holiday, the lock-in will be effective on the next Valuation Day (Lock-In Date).
Automatic Segment Lock-In. Under this method, if a lock-in has not yet occurred, you may contact us to set an upper Lock-In Threshold and/or lower Lock-In Threshold. If you set an upper Lock-In Threshold, we will automatically lock in the Equity Adjustment during the remainder of the Segment Term if the Equity Adjustment reaches and/or crosses the upper Lock-In Threshold. Conversely, if you set a lower Lock-In Threshold, we will lock in the Equity Adjustment during the remainder of the Segment Term if the Equity Adjustment reaches and/or crosses the lower Lock-In Threshold. For example, if an upper threshold of 10% is set, the Segment Option will not lock in until the Equity Adjustment is at least 10%. This means the locked in Equity Adjustment will be 10% or greater. If a lower threshold of -5% is set, the Segment Option will not lock in until the Equity Adjustment is less than or equal to -5%. This means the locked in Equity Adjustment will be -5% or lower. Please note, we will not accept a request to establish an upper or lower Lock-In Threshold unless the requested Lock-In Threshold is higher or lower, respectively, than the last-calculated Equity Adjustment. Lock-In Threshold(s) may be removed or changed if you provide us with Notice in Good Order at least two Valuation Days prior to the Segment End Date, provided a lock-in has not yet occurred for the specified Segment Option during the Segment Term.
You can request a Segment Lock-In or set Lock-In Threshold(s) on any Valuation Day up to two Valuation Days prior to the applicable Segment End Date. In order to request a Segment Lock-In or set Lock-In Threshold(s) you must provide us with Notice. If you submit a Segment Lock-In request, the Lock-In Date will be the Valuation Day we receive Notice in Good Order to lock the Segment Option. If you establish a Lock-In Threshold, the Lock-In Date will be the Valuation Day where the Equity Adjustment triggers the threshold you set.
Under either method for exercising a lock-in, you will not know the locked-in Equity Adjustment in advance. If you submit a Segment Lock-In request, the locked-in Equity Adjustment may be lower or higher than the Equity Adjustment that was last calculated before you submitted your request. If you establish Lock-In Thresholds, the locked-in Equity Adjustment will be at least equal to the upper threshold or lower threshold, as applicable. For example, if an upper threshold of 10% is set, the Segment Option will not lock in until the Equity Adjustment is at least 10%. This means the locked in Equity Adjustment will be 10% or greater. If a lower threshold of -5% is set, the Segment Option will not lock in until the Equity Adjustment is less than or equal to -5%. This means the locked in Equity Adjustment will be -5% or lower.
We will not provide advice or notify you regarding whether you should exercise the lock-in features or the optimal time for doing so. We will not warn you if you exercise the lock-in features at a sub-optimal time. We are not responsible for any losses related to your decision whether or not to exercise the lock-in features.
Once a lock-in is executed, it is irrevocable for that Segment Term. A lock-in will not be applied retroactively and can only be exercised for the entire Segment Option. A lock-in may only be exercised once per Segment Term for each Index-Linked Segment Option.
We reserve the right to limit the availability of the lock-in features to only certain Index-Linked Segment Options in the future.
8. OPTIONS AT END OF SEGMENT TERM
At the end of a Segment Term for any Segment Option, the following options are available to you:
•You may reinvest your Accumulated Value allocated to the ended Segment Option in the same Segment Option for another Segment Term if that Segment Option is still available. Please note, the Cap Rate, Participation Rate, or annual interest rate we declare for the new Segment Term may differ (higher or lower) from the previous Segment Term, subject to the guaranteed limits described in this prospectus.

•You may Transfer your Accumulated Value allocated to the ended Segment Option to any other Segment Option that is available for investment. Transfers from a Segment Option are only allowed on the Segment End Date. If you wish to Transfer, you must Notify us at least two Valuation Days prior to the Segment End Date.
•You may withdraw or Annuitize your Accumulated Value allocated to the ended Segment Option, subject to the terms and conditions described in this prospectus. Withdrawals and Annuitization are not restricted to Segment End Dates, but amounts withdrawn or Annuitized from a Segment Option on its Segment End Date will not be based on a Segment Interim Value. However, such withdrawals may be subject to surrender charges (surrender charges do not apply upon Annuitization). See 4. FEES AND CHARGES - Deferred Sales Load ("Surrender Charge"). In addition, such withdrawals and Annuitizations will be subject to the Bond Adjustment. See 9. CONTRACT VALUES - Bond Adjustment.
In the absence of instructions, your Accumulated Value in the ended Segment Option will be automatically re-invested in the same Segment Option for another Segment Term, as described above. If we no longer offer the same Segment Option, we will select a new Segment Option from those that we do offer. The Segment Option selected will be one with the same Index with a one-year Segment Term. If there is no such Segment Option, the Accumulated Value for the applicable Segment Option will be allocated to the one-year Fixed Segment Option.
As each Segment Term nears its Segment End Date, we will provide at least fifteen (15) days advance notice of the Segment Options that will be available to you on the Segment End Date, including the Cap Rates, Participation Rates, and annual interest rates we have declared for new Segment Terms. Any or all of these Cap Rates, Participation Rates, and annual interest rates may be different (higher or lower) from the Cap Rates, Participation Rates, and annual interest rates that we declared for previous Segment Terms, subject to the guaranteed limits described in this prospectus. We may offer different rates (higher or lower) to new investors or classes of investors that purchased the Contract at different times.
9. CONTRACT VALUES
Accumulated Value
The Accumulated Value is the sum of the Segment Interim Values, Segment Values, and Fixed Segment Values, as applicable, plus the total value of any allocation to the Initial Holding Account and Fixed Segment Option(s).
Bond Adjustment
The Bond Adjustment is the adjustment based on the change in value of the hypothetical fixed income assets supporting the Contract. The Company invests in fixed income assets to support the value of the Segment Options. The Bond Adjustment is intended to be close to the change in value of the fixed income assets that are sold to cover any distribution from the Contract. It applies to all Segment Options on any full and partial withdrawals, Annuitizations and death benefits (including those taken on a Segment End Date).
The Bond Adjustment is calculated as:
Cred Base * {[(1+ Index ValBeg) / (1+ Index ValCur)]Time Rem. – 1}
Where:
•Cred Base    is the Crediting Base immediately prior to any Surrender
•Index ValBeg    is the Beginning Bond Adjustment Index Value
•Index ValCur    is the Current Bond Adjustment Index Value
•Time Rem    is the number of whole months remaining until the end of the current Bond
Adjustment Period, divided by 12.
The Bond Adjustment Index is the 6 Year Point on the A Rated US Bloomberg Fair Value Curve. If this Index becomes unavailable for the Company to utilize or the calculation of the values substantially changes, the Company may choose another Bond Adjustment Index and you will be made aware of the change. The initial Beginning Bond Adjustment Index Value is equal to the closing price of this Index on the Contract Date. Each Beginning Bond Adjustment Index Value after the initial one is equal to the closing price of this Index on the Segment Anniversary divisible by six (i.e., 6, 12, 18, etc.). The Current Bond Adjustment Index Value is equal to the most recent closing price of this Index on the day the adjustment is calculated. The first Bond Adjustment period begins on the first Segment Start Date, and it restarts on each Segment Anniversary divisible by six.
The risk with the Bond Adjustment is that you could receive a lower amount on withdrawals, Annuitization or death benefits because the Bond Adjustment could be negative based on interest rate movements.
10. WITHDRAWALS
This section describes full and partial withdrawals under your Contract. For information about the risks in taking withdrawals, see 2. RISK FACTORS - Liquidity Risk - Consequences of Withdrawals/Surrenders Generally.
Withdrawals Generally
You may make full or partial withdrawals under this Contract at any time prior to the Annuitization Date provided the Owner and Joint Owner, if any, are living and provided that you give us Notice in Good Order at our Home Office. Withdrawal requests may be sent to us at:
Principal Life Insurance Company
PO Box 9382
Des Moines, Iowa 50306-9382
When you request a withdrawal, the amount provided to you is the Surrender Value, which includes the Segment Interim Value if the withdrawal is not on a Segment Start Date or Segment End Date of the Segment Option being withdrawn from. In arriving at the Surrender Value, we will apply a Bond Adjustment to the Accumulated Value and subtract any applicable Surrender Charge and other applicalbe fees (see 4. FEES AND CHARGES, and 9. CONTRACT VALUES - Bond Adjustment). Full and partial withdrawals may be subject to taxes and to a separate 10% federal tax penalty if made before the Owner is 59½ years old (see 14. TAXES).
Withdrawals are generally paid within seven days of the effective date of the request for Surrender (or earlier if required by law). However, certain delays in payment are permitted (see 15. ADDITIONAL INFORMATION ABOUT THE CONTRACT – Delay of Payments and Other Transactions).
Full Withdrawal
You may take a full withdrawal under this Contract for the Surrender Value. The following provisions apply to full withdrawals:
•You may take the withdrawal under the Contract at any time before the Annuitization Date.
•The Surrender Value at any time is the Accumulated Value (on the date we receive your Notice in Good Order) adjusted for the Bond Adjustment, less any applicable Surrender Charge and other fees and charges.
•We reserve the right to require you to return the Contract.
•The written consent of all collateral assignees and irrevocable beneficiaries must be obtained prior to a full withdrawal. A collateral assignment is an agreement under which you assign the annuity benefits to a lender as collateral for a loan. An irrevocable beneficiary is someone whose name cannot be removed from this annuity Contract without his or her consent.
For additional information on the risks involved in taking a full withdrawal, see 2. RISK FACTORS - Liquidity Risk.
Partial Withdrawals
You may take unscheduled and scheduled partial withdrawals from this Contract by providing us Notice. Partial withdrawals reduce the Accumulated Value and Crediting Base of the Contract and are deducted proportionately from the Segment Options unless you direct otherwise. The deductions are based on the values as of the end of day of the effective date of the withdrawal.
Unscheduled Partial Withdrawal
•You may withdraw a part of your Accumulated Value at any time before the Annuitization Date.
•You must specify the dollar amount of the withdrawal (which must be at least $100).
•If you specify withdrawal allocation percentages as part of a partial withdrawal request, the withdrawal is deducted from the Segment Options according to the withdrawal allocation percentages you provide to us.

•If you do not provide us with specific withdrawal allocation percentages, the withdrawal is deducted in the same proportion as the Accumulated Value is spread throughout the Segment Options at that point in time.
•Your Accumulated Value after the unscheduled partial withdrawal must be equal to or greater than $5,000; we reserve the right to increase this amount up to and including $10,000. If your Accumulated Value is less than the minimum threshold, we will treat the request as a request for a full withdrawal.
•The written consent of all collateral assignees and irrevocable beneficiaries must be obtained prior to withdrawal.
For additional information on the risks involved in taking an unscheduled partial withdrawal, see 2. RISK FACTORS - Liquidity Risk.
Scheduled Partial Withdrawal
•You may request partial withdrawals from any of the Segment Options (to which you are allocated) on a scheduled basis.
•Your Accumulated Value must be at least $5,000 when the scheduled partial withdrawals begin.
•You may specify monthly, quarterly, semi-annually or annually and choose a withdrawal date (other than the 29th, 30th or 31st of any month).
•If the selected date is not a Valuation Date, the partial withdrawal is completed on the next Valuation Date.
•We take amounts from your Segment Option(s) to equal, in total, the dollar amount of the partial withdrawal request plus or minus the Bond Adjustment (as applicable) and plus any applicable Surrender Charge.
•Scheduled partial withdrawals will end on the earliest of:
othe date we receive Notice in Good Order to end the payments;
othe date you take a full withdrawal from the Contract;
othe date all or a portion of the Accumulated Value is applied to an annuity benefit payment option;
othe date the death benefit is distributed;
othe Annuitization Date; and
othe Accumulated Value is zero.
•For additional information on the risks involved in taking a scheduled partial withdrawal, see 2. RISK FACTORS - Liquidity Risk.
•The written consent of all collateral assignees and irrevocable beneficiaries must be obtained prior to a partial withdrawal.
11. DEATH BENEFIT
General Death Benefit Provisions
If the Owner or any Joint Owner dies prior to the Annuitization Date, we will pay the death benefit upon our receipt of required documents and Notice, in Good Order, including due proof of death. Proof of death includes a copy of a death certificate, a certified copy of a court order, a written statement by a medical doctor, or other proof satisfactory to us.
The Accumulated Value will remain invested in the Segment Options until the Valuation Day on which we receive the required documents in Good Order. If more than one beneficiary is named, each beneficiary's portion of the death benefit will remain invested in the Segment Options until the Valuation Day on which we receive the required documents for that beneficiary. The death benefit is subject to the Segment Interim Value and Bond Adjustment, which factors in market performance. See 2. RISK FACTORS - Segment Interim Value and 9. CONTRACT VALUES - Bond Adjustment.
We will pay interest on the death benefit from the first day the Accumulated Value is no longer invested in the Segment Options until payment is made. We will determine the rate of interest, which will not be less than the interest rate required by the applicable state's law.

If the Owner or any Joint Owner dies prior to the Annuitization Date, the death benefit may be distributed in a lump sum or within five years of the date of death or distributed over a time period not extending beyond the life expectancy of the beneficiary as provided for in Internal Revenue Code (“IRC”) section 72(s), as may be amended from time to time. If payments are made over the life expectancy of the beneficiary, they must begin not later than one year after the date of death of the Owner or Joint Owner.
If the Owner or Joint Owner dies on or after the Annuitization Date and before the entire interest in this Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as required under applicable federal tax laws, including, particularly, IRC section 72(s), as may be amended from time to time.
Notwithstanding any provision to the contrary in this Contract, any payment of death benefits must comply with all applicable laws, including IRC section 72(s), as may be amended from time to time.
Death of Owner(s)
The following provisions apply upon an Owner’s death if a Contract is not jointly owned:
1. If the surviving spouse is the only primary beneficiary, the surviving spouse may elect to become the Owner and continue the Contract or elect to receive the death benefit.
2. If the primary beneficiary is not the surviving spouse, the primary beneficiary will receive the death benefit.
The following provisions apply upon the death of the first Joint Owner to die when a Contract is jointly owned:
1. The surviving Joint Owner will be treated as the primary beneficiary. Any other beneficiary designation on record will be treated as contingent beneficiary.
2. If the surviving Joint Owner is the spouse of the deceased Joint Owner, the surviving spouse may elect to become the Owner and continue the Contract or elect to receive the death benefit.
Death of Annuitant(s)
If an Annuitant who is not an Owner dies while this Contract is in force, a new Annuitant may be named unless the Owner is a corporation, trust, or other entity.
If the Owner is a corporation, trust or other entity, the death benefit will be payable upon the death of the Annuitant, or, in the case of Joint Annuitants, upon the death of the first Joint Annuitant to die.
Death Benefit
If the age of the oldest Owner on the date the application is signed is 79 or younger, the death benefit is equal to the greater of 1 or 2 where:
1. Is the Accumulated Value, subject to the Bond Adjustment, on the date we receive the proof of death and all required documents in Good Order; and
2. Is the Total Premium Payment minus an adjustment (as described below) for each partial withdrawal (and any applicable Surrender Charge and fees) and an adjustment for each partial Annuitization made prior to the date we receive the poof of death and all required documents.
Death Benefit Example 1
Contract Issue date = August 31
Total Premium Payment = $100,000
On November 3 of the same calendar year, assume the Accumulated Value is $101,000 and the Bond Adjustment is -$3,000.
The Death Benefit on November 3 is the greatest of 1 or 2 below assuming the age of the oldest Owner on the date the application was signed was 79 or younger:
1.$98,000 = $101,000 - $3,000
2.$100,000 = Total Premium Payment
The Death Benefit on November 3 is $100,000.

Death Benefit Example 2
Contract Issue date = August 31
Total Premium Payment = $100,000
On November 3 of the same calendar year, assume the Accumulated Value is $99,000 and the Bond Adjustment is $2,000.
The Death Benefit on November 3 is the greatest of 1 or 2 below assuming the age of the oldest Owner on the date the application was signed was 79 or younger:
1.$101,000 = $99,000 + $2,000
2.$100,000 = Total Premium Payment
The Death Benefit on November 3 is $101,000.
Death Benefit Example 3
Contract Issue date = August 31
Total Premium Payment = $100,000
On November 3 of the same calendar year, assume the Accumulated Value is $90,000 and the Bond Adjustment is -$4,000.
The Death Benefit on November 3 is the greatest of 1 or 2 below assuming the age of the oldest Owner on the date the application was signed was 79 or younger:
1.$86,000 = $90,000 - $4,000
2.$100,000 = Total Premium Payment
The Death Benefit on November 3 is $100,000.
The adjustment for each partial Surrender (and any applicable Surrender Charges and fees) and for each partial Annuitization will reduce the death benefit in the same proportion that the Accumulated Value was reduced on the date of the partial Surrender or partial Annuitization. The adjustment for partial Surrenders is equal to (1 divided by 2) multiplied by 3, where:
1. Is the amount of the partial Surrender (and any applicable Surrender Charges and fees) or the amount of the partial Annuitization; and
2. Is the Accumulated Value immediately prior to the partial Surrender or partial Annuitization; and
3. Is the Total Premium Payment adjusted for prior partial Surrenders and partial Annuitizations immediately prior to the current partial Surrender or partial Annuitization.
Example of Adjustment to Total Premium Payment for a Partial Surrender or Partial Annuitization
Contract Issue date = August 31
Total Premium Payment = $100,000
On November 3 of the same calendar year, assume the Accumulated Value is $90,000 and the Bond Adjustment is -$4,000 and a partial withdrawal of $5,000
The Death Benefit on November 3 is the greatest of 1 or 2 below assuming the age of the oldest Owner on the date the application was signed was 79 or younger:
1.$81,000 = ($90,000 - $5,000) - $4,000
2.$94,444.44 = Total Premium Payment adjusted for the partial withdrawal = (1 - $5,000/$90,000) * $100,000
The Death Benefit on November 3 is $94,444.44.
If the age of the oldest Owner on the date the application is signed is 80 or older, the death benefit is equal to the Accumulated Value, subject to the Bond Adjustment, on the date we receive the proof of death and all required documents in Good Order.

Death Benefit Example 4 (no withdrawals)
Contract Issue date = August 31
Total Premium Payment = $100,000
On November 3 of the same calendar year, assume the Accumulated Value is $101,000 and the Bond Adjustment is -$3,000.
The Death Benefit on November 3 is the Accumulated Value adjusted for the Bond Adjustment assuming the age of the oldest Owner on the date the application was signed was 80 or older.
The Death Benefit on November 3 is $98,000 = $101,000 - $3,000.
Death Benefit Example 5 (no withdrawals)
Contract Issue date = August 31
Total Premium Payment = $100,000
On November 3 of the same calendar year, assume the Accumulated Value is $99,000 and the Bond Adjustment is $2,000.
The Death Benefit on November 3 is the Accumulated Value adjusted for the Bond Adjustment assuming the age of the oldest Owner on the date the application was signed was 80 or older.
The Death Benefit on November 3 is $101,000 = $99,000 + $2,000.
12. STATEMENTS
We will mail to you a statement, along with any reports required by state law, of your current Accumulated Value at least once per year prior to the Annuitization Date. After the Annuitization Date, any reports will be mailed to the person receiving the annuity benefit payments.
13. ANNUITIZATION
Annuitization Date
You may specify an Annuitization Date in your application. If you do not specify an Annuitization Date, the Annuitization Date is the Maximum Annuitization Date shown on the Data Page. You may change the Annuitization Date with our prior approval. The request must be in writing. You may not select an Annuitization Date that falls prior to the second Contract Anniversary or after the Maximum Annuitization Date. Generally, the Maximum Annuitization Date is the Contract Anniversary following the Annuitant’s attainment of age 95. The Maximum Annuitization Date can be found on the Data Page. Annuitizations are subject to the Segment Interim Value and Bond Adjustment, which factors in market performance. See 2. RISK FACTORS – Segment Interim Value and 9. CONTRACT VALUES - Bond Adjustment.
If Joint Annuitants are named in the application, the Maximum Annuitization Date will be set based on the age of the older Joint Annuitant.
Full Annuitization
Any time after the second Contract Year, you may Annuitize your Contract by electing to receive payments under an annuity benefit payment option. If the Accumulated Value on the Annuitization Date is less than $2,000, we may pay out the entire amount in a single payment. The Contract would then be canceled. You may select when you want the payments to begin (within the period that begins the Valuation Day following our receipt of your instruction and ends one year after our receipt of your instructions).
Once payments begin under the annuity benefit payment option you choose, the option may not be changed. In addition, once payments begin, you may not surrender, withdraw or otherwise liquidate or commute any of the portion of your Accumulated Value that has been Annuitized.
Depending on the type of annuity benefit payment option selected, payments that are initiated either before or after the Annuitization Date may be subject to penalty taxes (see 14. TAXES). You should consider this carefully when you select or change the annuity benefit payment commencement date.

Partial Annuitization
You have the right to Annuitize a portion of your Accumulated Value. After the second Contract Year and prior to the Annuitization Date, you may Annuitize a portion of your Accumulated Value by sending us a Notice in Good Order.
The minimum partial Annuitization amount is $2,000. Any partial Annuitization request that reduces the Accumulated Value to less than $5,000 will be treated as a request for full Annuitization.
Annuity Benefit Payment Options
You may select one of the annuity benefit payment options listed below. Once payments begin under the option you select, the option may not be changed. In addition, once payments begin you may not surrender or otherwise liquidate or commute any portion of your Accumulated Value that has been Annuitized.
We offer fixed annuity benefit payments only. No surrender charge is imposed on any portion of your Accumulated Value that has been Annuitized.
You may choose from several fixed annuity benefit payment options. Payments will be made on the frequency you choose. You may elect to have your annuity benefit payments made on a monthly, quarterly, semiannual or annual basis. The dollar amount of the payments is specified for the entire payment period according to the option selected. There is no right to take any full or partial withdrawals after the Annuitization Date. The fixed annuity benefit payment must begin within one year of the annuity benefit election.
The amount of the fixed annuity benefit payment depends on the:
•amount of Accumulated Value (adjusted by the Bond Adjustment) applied to the annuity benefit payment option;
•annuity benefit payment option selected;
•age and gender of the Annuitant (unless fixed period income option is selected);
•frequency of the annuity benefit payments; and
•duration of the annuity benefit payments.
The amount of the initial payment is determined by applying all or a portion of the Accumulated Value, plus or minus the Bond Adjustment (as applicable), less any applicable premium tax and other expenses, as of the date of the application to the annuity table for the Annuitant’s annuity benefit payment option, gender, and age. Minimum annuity benefit payment amounts will be based on the Annuity 2012 Individual Annuity Mortality Period Life Table as stated in the Contract. This basis is guaranteed for the life of the Contract for the following fixed annuity benefit payment options: Life Income, Life Income with Period Certain, Joint and Survivor Life Income, and Joint and Survivor Life Income Period Certain. With our written approval, other annuity benefit payment options may be available without this guaranteed basis.
Annuity benefit payments generally are higher for male annuitants than for female annuitants with an otherwise identical Contract. This is because statistically females have longer life expectancies than males. In certain states, this difference may not be taken into consideration in determining the payment amount. Additionally, Contracts with no gender distinctions are made available for certain employer-sponsored plans because, under most such plans, gender discrimination is prohibited by law.
The frequency and duration of the annuity benefit payments affect the income amount received. The annuity benefit payments generally are lower if you receive payments more frequently. For example, monthly payments generally will be lower than quarterly payments. Generally, all other factors being equal, the longer the duration of annuity benefit payments, the lower the annuity benefit payment amounts and the shorter the duration, the higher the annuity benefit payment amounts.
You may select an annuity benefit payment option by written request only. Your selection of an annuity benefit payment option for a partial Annuitization must be in writing and may not be changed after payments begin. Your selection of an annuity benefit payment option for any portion not previously Annuitized may be changed by written request prior to the Annuitization Date.
If an annuity benefit payment option is not selected, we will automatically apply:
•for Contracts with one Annuitant - Life Income with payments guaranteed for a period of 10 years.

•for Contracts with Joint Annuitants - Joint and Full Survivor Life Income with payments guaranteed for a period of 10 years.
The available annuity benefit payment options for both full and partial Annuitizations include:
•Life Income - Level payments continue for the Annuitant’s lifetime. If you defer the first payment date, it is possible that you will receive no payments if the Annuitant dies before the first payment date. NOTE: There is no death benefit value remaining and there are no further payments when the Annuitant dies.
•Life Income with Period Certain - Level payments continue during the Annuitant’s lifetime with a guaranteed payment period of 5 to 30 years. If the Annuitant dies before all of the guaranteed payments have been made, the guaranteed payments continue to you or the person(s) you designate until the end of the guaranteed payment period. If a shorter period is required by law, we will pay a commuted value at the end of that shorter period.
•Joint and Survivor - Payments continue as long as either the Annuitant or the Joint Annuitant is alive. You may also choose an option that lowers the amount of income after the death of a Joint Annuitant. It is possible that you will only receive one payment under this option if both Annuitants die before the second payment is due. If you defer the first payment date, it is possible that you will receive no payments if both Annuitants die before the first payment date. NOTE: There is no death benefit value remaining and there are no further payments after both Annuitants die.
•Joint and Survivor with Period Certain - Payments continue as long as either the Annuitant or the Joint Annuitant is alive with a guaranteed payment period of 5 to 30 years. You may choose an option that lowers the amount of income after the death of a Joint Annuitant. If both Annuitants die before all guaranteed payments have been made, the guaranteed payments continue to you or the person(s) you designate until the end of the guaranteed payment period. If a shorter period is required by law, we will pay a commuted value at the end of that shorter period.
With our written approval, other annuity benefit payment options may be available without the minimum annuity benefit payment amount guarantees described in the Contract. These options may include:
•Fixed Period Income - Level payments continue for a fixed period. You may select a range from 5 to 30 years (state variations may apply). If the Annuitant dies before the selected period expires, payments continue to you or the person(s) you designate until the end of the fixed period. Payments stop after all guaranteed payments are received. If a shorter period is required by law, we will pay a commuted value at the end of that shorter period.
•Life with Cash Refund - Level payments continue for the Annuitant’s lifetime. If the Annuitant dies and the total of all payments received is less than the amount of the Accumulated Value applied, the balance is paid to you or the person(s) you designate.
•Life with Installment Refund - Level payments continue for the Annuitant’s lifetime. If the Annuitant dies and the total of all payments received is less than the amount of the Accumulated Value applied, payments continue to you or the person(s) you designate until they equal the amount of the Accumulated Value applied. If the period required to make these payments is longer than allowed by law, we will pay a commuted value at the end of that shorter period.
Tax Considerations Regarding Annuity Benefit Payment Options
If you own one or more tax qualified annuity contracts, you may avoid tax penalties if payments from at least one of your tax qualified contracts begin no later than April 1 following the calendar year in which you turn age 72. The required minimum distribution payment must be in equal (or substantially equal) amounts over your life or over the joint lives of you and your designated beneficiary. These required minimum distribution payments must be made at least once a year. Tax penalties may apply at your death on certain excess accumulations. You should confer with your tax advisor about any potential tax penalties before you select an annuity benefit payment option or take other distributions from the Contract. Additional rules apply to distributions under Non-qualified Contracts (see 14. TAXES).

Death of Annuitant (During the Annuitization Period)
If the Annuitant dies during the annuity benefit payment period, remaining payments are made to the Owner throughout the guaranteed payment period, if any, or for the life of any Joint Annuitant, if any. If the Owner is the Annuitant, remaining payments are made to the Joint Owner, if any, or the named beneficiaries. In all cases the person entitled to receive payments also receives any rights and privileges under the annuity benefit payment option.
14. TAXES
The following description is a general summary of the tax rules, primarily related to federal income taxes, which in our opinion are currently in effect. These rules are based on laws, regulations and interpretations which are subject to change at any time. This summary is not comprehensive and is not intended as tax advice. Federal estate and gift tax considerations, as well as state and local taxes, may also be material. You should consult a tax advisor about the tax implications of taking action under a Contract or related retirement plan.
Taxation of Non-Qualified Contracts
Non-Qualified Contracts
Section 72 of the Internal Revenue Code (Code) governs the income taxation of annuities in general.
•Premium Payment made under Non-qualified Contracts are not excludable or deductible from your gross income or any other person’s gross income.
•An increase in the Accumulated Value of a Non-qualified Contract owned by a natural person is generally not taxable until paid out as Surrender proceeds, death benefit proceeds, or otherwise.
•Generally, owners who are non-natural persons (such as a trust, partnership or corporation) are immediately taxed on any increase in the Accumulated Value unless the non-natural person is acting as an agent for a natural person.
The following discussion applies generally to Contracts owned by natural persons.
•Full or partial withdrawals are taxed as ordinary income to the extent of the accumulated income or gain under the Contract.
•The value of the Contract pledged or assigned is taxed as ordinary income to the same extent as a partial Surrender.
•Annuity benefit payments:
◦The basic rule for taxing annuity benefit payments is that part of each annuity benefit payment is considered a nontaxable return of the investment in the Contract and part is considered taxable income. An “exclusion ratio” is applied to each annuity benefit payment to determine how much of the payment is excludable from gross income. The remainder of the annuity benefit payment is includable in gross income for the year received.
◦The “investment in the Contract” is generally the total of the premium payments made less any tax-free return of premiums.
◦After the investment in the Contract is paid out, the full amount of any annuity benefit payment is taxable.
For purposes of determining the amount of taxable income resulting from distributions, all Contracts and other annuity contracts issued by us or our affiliates to the same owner within the same calendar year are treated as if they are a single contract.
Transfer of ownership may have tax consequences to the Owner. For Owners who are non-natural persons changing the Annuitant may have tax consequences to the Owner. Please consult with your tax advisor before changing the Owner or Annuitant on your Contract.

Required Distributions for Non-Qualified Contracts
In order for a Non-qualified Contract to be treated as an annuity contract for federal income tax purposes, the Code requires:
•If the person receiving payments dies on or after the Annuitization Date but prior to the time the entire interest in the Contract has been distributed, the remaining portion of the interest is distributed at least as rapidly as under the method of distribution being used as of the date of that person’s death.
•If you die prior to the Annuitization Date, the entire interest in the Contract will be distributed:
◦within five years after the date of your death; or
◦as annuity benefit payments (or similar periodic payments) which begin within one year of your death and which are made over the life of your designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary.
•    If the Contract is owned by a trust, corporation or other non-natural person, then the death of the Annuitant will be treated as the death of the Owner.
Generally, unless the beneficiary elects otherwise, the above requirements are satisfied prior to the Annuitization Date by paying the death benefit in a single payment, subject to proof of your death. The beneficiary may elect, by written request, to receive an annuity benefit payment option instead of a single payment.
If your designated beneficiary is your surviving spouse, the Contract may be continued with your spouse deemed to be the new Owner for purposes of the Code. When the Owner receiving payments is not a natural person, the required distributions provided for in the Code apply upon the death of the Annuitant.
Early Distribution Penalty
If you take a premature distribution from the Contract, you may incur a 10% income tax penalty on the taxable portion of the distribution, unless the distribution is:
•made on or after you reach age 59½;
•made to a beneficiary on or after your death;
•made upon your disability as defined in the Internal Revenue Code;
•part of a series of substantially equal periodic payments for the life or life expectancy of you or you and your designated beneficiary;
•made under an immediate annuity contract; or
•allocable to contributions made prior to August 14, 1982.
Tax reporting distributions from an annuity contract that is owned by a trust: The Internal Revenue Service (IRS) determined in Private Letter Ruling 202031008 that a non-grantor trust cannot attain age 59 ½, become disabled, or have a life expectancy. Thus, the IRS held that those three exceptions to the 10% penalty are not applicable to distributions from a deferred annuity contract that is owned by a non-grantor trust. Alternatively, the IRS held that a deferred annuity contract owned by a grantor trust can utilize those three exceptions if the grantor qualifies for the exception (for example, the grantor attained age 59 ½ at the time of the distribution). Consult a tax advisor for further information.
Tax-Free Exchanges
Under Section 1035 of the Code, the exchange of one annuity contract for another is not a taxable transaction if the same owner is on each contract in the exchange, but may be reportable to the IRS.
Net Investment Income Tax
The Net Investment Income Tax is imposed at a rate of 3.8% on net investment income for higher tax bracket individuals.
This tax may apply to an individual’s net investment income if the individual’s modified Adjustable Gross Income exceeds $200,000 for a single filer or $250,000 for a married filing jointly filer. The tax applies to income from interest, dividends, annuities, royalties and rents not obtained in a normal trade of business. The tax may also apply to certain trusts and estates with net investment income.
Income from annuities that are part of a qualified retirement plan (as described in the following section) are not treated as investment income for the purpose of this new tax and thus are not subject to the new 3.8% rate but may be includible for purposes of determining whether the applicable Net Investment Income Tax income limits are exceeded.
Taxation of Qualified Contracts
Tax-Qualified Contracts: IRA, SEP, and SIMPLE-IRA
The Contract may be used to fund IRAs, SEPs, and SIMPLE-IRAs.
•IRA – An Individual Retirement Annuity (IRA) is a retirement savings annuity. Contributions grow tax deferred.
•SEP-IRA – SEP stands for Simplified Employee Pension and is a form of IRA. A SEP allows you, as an employer, to provide retirement benefits for your employees by contributing to their IRAs.
•SIMPLE-IRA – SIMPLE stands for Savings Incentive Match Plan for Employees. A SIMPLE-IRA allows employees to save for retirement by deferring salary on a pre-tax basis and receiving predetermined company contributions.
The tax rules applicable to owners, annuitants and other payees vary according to the type of plan and the terms and conditions of the plan itself. In general, premium payments made under a retirement program recognized under the Code are excluded from the participant’s gross income for tax purposes prior to the annuity benefit payment date (subject to applicable state law). The portion, if any, of any premium payment made that is not excluded from their gross income is their investment in the Contract. Aggregate deferrals under all plans at the employee’s option may be subject to limitations.
Tax-qualified retirement arrangements, such as IRAs, SEPs, and SIMPLE-IRAs, are tax-deferred. You derive no additional benefit from the tax deferral feature of the annuity. Consequently, an annuity should be used to fund an IRA, or other tax qualified retirement arrangement to benefit from the annuity’s features other than tax deferral. These features may include guaranteed lifetime income, death benefits without Surrender Charges, guaranteed caps on fees, and the ability to Transfer among investment options without sales or withdrawal charges. Check with your tax advisor for the rules which apply to your specific situation.
Premature Distributions
There is a 10% additional penalty tax under the Code on the taxable portion of a “premature distribution” from IRAs, IRA rollovers, SEP-IRAs and SIMPLE-IRAs. The tax penalty is increased to 25% in the case of distributions from SIMPLE-IRAs during the first two years of participation in the SIMPLE IRA. Generally, an amount is a “premature distribution” unless the distribution is:
•made on or after you reach age 59½;
•made to a beneficiary on or after your death;
•made upon your disability as defined in the Internal Revenue Code;
•part of a series of substantially equal periodic payments for the life or life expectancy of you or you and your designated beneficiary;
•made to pay certain deductible medical expenses;
•for health insurance premiums while unemployed;
•for first home purchases (up to $10,000);
•for qualified higher education expenses;
•for qualified disaster tax relief distributions;
•for qualified reservist distributions;
•for amounts levied by the IRS directly against your IRA; or
•a qualified birth or adoption distribution (up to $5,000).
For more information regarding premature distributions, please reference IRS Publication 590-B and consult your tax advisor.

Rollover IRAs
If you receive a lump-sum distribution from a qualified retirement plan, tax-sheltered annuity or governmental 457(b) plan, you may maintain the tax-deferred status of the distribution by rolling it over into an eligible retirement plan or IRA. You can accomplish this by electing a direct rollover from the plan, or you can receive the distribution and roll it over into an eligible retirement plan or IRA within 60 days. However, if you do not elect a direct rollover from the plan, the plan is required to withhold 20% of the taxable portion of the distribution. This amount is sent to the IRS as income tax withholding to be credited against your taxes. Amounts received prior to age 59½ and not rolled over may be subject to an additional 10% penalty tax. You may roll over amounts from a Qualified Plan directly to a Roth IRA. As part of this rollover, previously taxed deferred funds from the Qualified Plan are converted to after-tax funds under a Roth IRA. Generally, the entire rollover is taxable (unless it includes after-tax dollars) and is included in gross income in the year of the rollover/conversion. For more information, please consult your tax advisor.
In addition, not more frequently than once every twelve months, an Owner may execute one tax-free indirect rollover from one IRA to another, subject to the 60-day limitation. The once-per-year limitation on rollovers does not apply to direct transfers of funds between IRA providers or to Roth IRA conversions. For more information, please consult your tax advisor.
Roth IRAs
The Contract may be purchased to fund a Roth IRA. Contributions to a Roth IRA are not deductible from taxable income. Subject to certain limitations, a traditional IRA, SEP-IRA or SIMPLE-IRA may be converted into a Roth IRA or a distribution from such an arrangement may be rolled over to a Roth IRA. However, a conversion or a rollover to a Roth IRA is not excludable from gross income. If certain conditions are met, qualified distributions from a Roth IRA are tax-free. For more information, please contact your tax advisor.
Required Minimum Distributions for IRAs
The Required Minimum Distribution (RMD) regulations dictate when individuals must start taking payments from their IRA. Generally speaking, RMDs for IRAs must begin no later than April 1 following the close of the calendar year in which you turn 72. Thereafter, the RMD is required no later than December 31 of each calendar year.
The RMD rules apply to traditional IRAs, as well as SEP-IRAs and SIMPLE-IRAs, during the lifetime and after the death of IRA owners. They do not, however, apply to Roth IRAs during the lifetime of the Roth IRA Owner. If an individual owns more than one IRA, the RMD amount must be determined for each, but the actual distribution can be satisfied from a combination of one or more of the owner's IRAs. Roth IRAs may not be aggregated with other IRAs, but may be aggregated with other Roth IRAs.
NOTE:    Contractual limitations exist that may limit the ability to satisfy an individual's multiple RMD obligations via this annuity.
Failure to comply with the RMD rules can result in tax penalty of 50% on the amount by which the RMD in any year exceeds the amount actually distributed in that year.
Withholding
Annuity benefit payments and other amounts received under the Contract are subject to income tax withholding unless the recipient elects not to have taxes withheld. The amounts withheld vary among recipients depending on the tax status of the individual and the type of payments from which taxes are withheld.
Notwithstanding the recipient’s election, withholding may be required on payments delivered outside the United States. Moreover, special withholding rules may require us to disregard the recipient’s election if the recipient fails to supply us with a taxpayer identification number (social security number for individuals), or if the Internal Revenue Service notifies us that the taxpayer identification number provided by the recipient is incorrect.

15.     ADDITIONAL INFORMATION ABOUT THE CONTRACT
The Contract
The entire Contract is made up of the Contract, amendments, riders and endorsements and Data Page. Only our corporate officers can agree to change or waive any provisions of a Contract. Any change or waiver must be in writing and signed by an officer of the Company.
Reliance on Rule 12h-7
The Company relies on the exemption provided by Rule 12h-7 under the Securities Exchange Act of 1934 from the requirement to file reports pursuant to Section 15(d) of that Act.
The Separate Account
Most assets supporting the Contract are held in an insulated, non-unitized separate account established under Iowa law. These assets are not subject to the claims of the creditors of Principal Life Insurance Company. Any guarantees provided under the Contract are subject to the claims paying ability of Principal Life Insurance Company.
An Owner does not have any interest in or claim on the assets in the Separate Account. In addition, neither an Owner nor amounts allocated to the Segment Options participate in the performance of the assets held in the Separate Account. We are not obligated to invest assets in the Separate Account according to specific guidelines or strategies except as may be required by Iowa or other state insurance laws.
The Separate Account is not registered under the Investment Company Act of 1940.
The General Account
Our general obligations and any guaranteed benefits under this Contract are supported by our General Account and are subject to Principal Life Insurance Company’s claims paying ability. In the Annuitization phase, assets supporting annuity payments are held in the General Account. Assets in the General Account are not segregated for the exclusive benefit of any particular contract or obligation. General Account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The General Account is subject to regulation and supervision by the Iowa Insurance Division and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.
Delay of Payments and Other Transactions
In general, we make payment of any amount due under the Contract within seven (7) days from the date we receive a request for payment in Good Order (or earlier if required by law). We generally process other transaction requests as of the close of the Valuation Day on which we receive them in Good Order. We reserve the right to delay payments for up to six months, as permitted by state law.
We also reserve the right to suspend or delay payment or processing of transactions under the following circumstances:
(i) the NYSE is closed (other than customary weekend and holiday closings);
(ii) trading on the NYSE is restricted;
(iii) an emergency exists such that we cannot calculate the Accumulated Value; or
(iv) during any other period when a regulator by order, so permits.
In addition, we reserve the right to defer payment of that portion of your Accumulated Value that is attributable to a Premium Payment made by check for a reasonable period of time (not to exceed 15 business days) to allow the check to clear the banking system.
Setting Cap Rates, Participation Rates and Annual Interest Rates
The Company retains the right to change the Cap Rate, Participation Rate, and Annual Interest Rate for each applicable Segment Option for each new Segment Term at its discretion, subject to the minimum Cap Rate, minimum Participation Rate, and minimum crediting rate for each applicable Segment Option. The Company considers a number of factors when determining whether to make these changes.
We manage the market risk associated with our obligation to provide Segment Credits for Index-Linked
Segment Options in part by trading call and put options and other derivative instruments on the available indices.

The costs of the call and put options and other derivative instruments vary based on market conditions, and we may adjust future Cap Rates and Participation Rates based on these changes. You bear the risk that we may reduce the Cap Rates and Participation Rates for future Segment Terms, which will reduce the amount of positive Segment Credit that you may receive. We determine the applicable Cap Rate and Participation Rate for each Segment Option at our sole discretion. Rates offered on Segment Option renewals may be different from those offered to new investors or offered to you at Contract issuance.
We also consider various factors in determining the Buffer Rates and Floor Rates, including available investment returns, the cost of our risk management techniques, sales commissions, administrative expenses, regulatory and tax requirements, general economic trends, and competitive factors. We determine the Buffer Rates and Floor Rates at our sole discretion, and the Buffer Rate or Floor Rate is guaranteed to never change on a particular Segment Option as long as the Segment Option is available.
Misstatement of Age or Gender
If the age or, where applicable, gender of the Annuitant has been misstated, we adjust the annuity benefit payment under your Contract to reflect the amount that would have been payable at the correct age and gender. If we make any overpayment because of incorrect information about age or gender, or any error or miscalculation, we deduct the overpayment from the next annuity benefit payment(s) due. Underpayments are added to the annuity benefit payment.
Assignment
If your Contract is part of your qualified plan, IRA, SEP, or SIMPLE-IRA, you may not assign ownership.
You may assign ownership of your Non-qualified Contract. Each assignment is subject to any payments made or action taken by the Company prior to our notification of the assignment. We assume no responsibility for the validity of any assignment. An assignment or pledge of a Contract may have adverse tax consequences.
An assignment must be made in writing and filed with us at our Home Office. The irrevocable beneficiary(ies), if any, must authorize any assignment in writing. Your rights, as well as those of the Annuitant and beneficiary, are subject to any assignment on file with us. Any amount paid to an assignee is treated as a partial Surrender and is paid in a single payment.
The Company may refuse any assignment or transfer at any time on a non-discriminatory basis.
Contract Termination
We reserve the right to terminate the Contract and make a single payment (without imposing any charges) to you if your Accumulated Value at the end of the accumulation period is less than $2,000. Termination of the Contract will not unfairly discriminate against the Owner.
Reinstatement
Reinstatement is only available for full withdrawal of your Contract. You cannot reinstate a partial withdrawal or partial Annuitization.
If you have requested to replace this Contract with an annuity contract from another company and want to reinstate this Contract, the following apply:
•we reinstate the Contract effective on the original Surrender date;
•we apply the amount received from the other company (“reinstatement amount”) and the amount of the Surrender Charge you paid when you Surrendered the Contract;
•the reinstatement amount is placed into an account with a fixed interest rate on the Valuation Day;
•the reinstatement amount and any interest credited to it will be held in the fixed interest rate account until the next Segment Anniversary, at which point you can elect to transfer the amount to any available Segment Option(s), subject to any restrictions that were applicable under your original Contract;
•commissions are not paid on the reinstated amounts; and
•a new Data Page is sent to your address of record.

Telephone and Internet Services
If you elect telephone services or you elect internet services and satisfy our internet service requirements (which are designed to ensure compliance with federal UETA and E-SIGN laws), instructions for the following transactions may be given to us via the telephone or internet:
•make Segment Option allocation changes prior to the initial Segment Start Date;
•make Segment Option transfers;
•address changes; and
•Segment lock-ins.
Neither the Company nor the Separate Account is responsible for the authenticity of telephone service or internet transaction requests. We reserve the right to refuse telephone service or internet transaction requests. You are liable for a loss resulting from a fraudulent telephone or internet order that we reasonably believe is genuine. We follow procedures in an attempt to assure genuine telephone service and internet transactions. If these procedures are not followed, we may be liable for loss caused by unauthorized or fraudulent transactions. The procedures may include recording telephone service transactions, requesting personal identification (for example, name, address, security phrase, password, daytime telephone number, or birth date) and sending written confirmation to your address of record.
Instructions received via our telephone services and/or the internet are binding on both Owners if the Contract is jointly owned.
If the Contract is owned by a business entity or a trust, an authorized individual (with the proper password) may use telephone and/or internet services. Instructions provided by the authorized individual are binding on the Owner.
We reserve the right to modify or terminate telephone service or internet transaction procedures at any time. Whenever reasonably feasible, we will provide you with prior notice (by mail or by email, if previously authorized by you) if we modify or terminate telephone service or internet transaction procedures. In some instances, it may not be reasonably feasible to provide prior notice if we modify or terminate telephone service or internet transaction procedures; however, any modification or termination will apply to all contract owners in a non-discriminatory fashion.
Telephone Services
Telephone services are available to you. Telephone services may be declined on the application or at any later date by providing us with written Notice. You may also elect telephone authorization for your registered representative by providing us written Notice.
If you elect telephone privileges, instructions
•may be given by calling us at 1-800-852-4450 while we are open for business (generally, between 8 a.m. and 6 p.m. Eastern Time on any day that the NYSE is open).
•that are in Good Order and received by us before the close of a Valuation Day will be effective as of the close of that Valuation Day.
•that are in Good Order and received by us after the close of a Valuation Day will be effective as of the close of the next Valuation Day.
•that are not in Good Order when received by us will not be effective until we receive Good Order instructions.
Internet
Internet services are available to you if you register for a secure login on the Principal Financial Group web site, www.principal.com. You may also elect internet authorization for your registered representative by providing us written Notice.
If you register for internet privileges, instructions

•that are in Good Order and received by us before the close of a Valuation Day will be effective as of the close of that Valuation Day.
•that are in Good Order and received by us after the close of a Valuation Day will be effective as of the close of the next Valuation Day.
•that are not in Good Order when received by us will not be effective until we receive Good Order instructions.
Important Information About Customer Identification Procedures
To help the government fight the funding of terrorism and money laundering activities, Federal law requires financial institutions to obtain, verify, and record information that identifies each person who applies for a Contract. When you apply for a Contract, we will ask for your name, address, date of birth, and other information that will allow us to verify your identity. We may also ask to see your driver’s license or other identifying documents.
If concerns arise with verification of your identification, no transactions will be permitted while we attempt to reconcile the concerns. If we are unable to verify your identity within 30 days of our receipt of your Total Premium Payment, the Contract will be terminated and any value surrendered in accordance with normal procedures.
We do not knowingly sell annuities that are for the benefit of a business/organization that is illegal under Federal and/or State law (such as a marijuana clinic), or a person who owns or receives income from such an entity or whose source of funds is illegal.
State Regulation
The Company is subject to the laws of the State of Iowa governing insurance companies and to regulation by the Iowa Insurance Division. An annual statement in a prescribed form must be filed by March 1 in each year covering our operations for the preceding year and our financial condition on December 31 of the prior Contract Year. Our books and assets are subject to examination by the Commissioner of Insurance of the State of Iowa, or the Commissioner’s representatives, at all times. A full examination of our operations is conducted periodically by the National Association of Insurance Commissioners. Iowa law and regulations also prescribe permissible investments, but this does not involve supervision of the investment management or policy of the Company.
In addition, we are subject to the insurance laws and regulations of other states and jurisdictions where we are licensed to operate. Generally, the insurance departments of these states and jurisdictions apply the laws of the state of domicile in determining the field of permissible investments.
Financial Statements and Independent Registered Public Accounting Firm
The consolidated financial statements of Principal Life Insurance Company are included in this prospectus. See 18. FINANCIAL STATEMENTS. The audited financial statements included herein have been audited by Ernst & Young LLP, independent registered public accounting firm, 801 Grand Avenue, Suite 3100, Des Moines, Iowa 50309, for the periods indicated in their reports. The financial statements should be considered only as they relate to our ability to meet our obligations under the Contract. They do not relate to the performance of the Segment Options.
Legal Proceedings
There are no legal proceedings pending for which the Company or the principal underwriter would be adversely affected in a material way.
Householding
To avoid sending duplicate copies of materials to Owners, only one copy of the applicable prospectus will be mailed to Owners having the same name and address on our records. The consolidation of these mailings, called householding, benefits us through reduced mailing expense. If you want to receive multiple copies of these materials, you may call us at 1-800-852-4450. You may also notify us in writing. Individual copies of prospectuses and reports will be sent to you within thirty (30) days after we receive your request to stop householding.
16.     STATE VARIATIONS
APPENDIX C describes modifications to the information in this prospectus based on specific requirements by one or more state insurance departments as of the date of this prospectus.

17.     INFORMATION ABOUT THE COMPANY
Information about the Company’s Business and Property
[To be added by amendment]
Legal Proceedings
[To be added by amendment]
Directors and Executive Officers
[To be added by amendment]
Executive Compensation
[To be added by amendment]
Securities Ownership of Certain Beneficial Owners and Management
[To be added by amendment]
Transactions with Related Persons, Promoters and Certain Control Persons
[To be added by amendment]
Company Related Risk Factors
[To be added by amendment]
Corporate Governance
[To be added by amendment]
Note Regarding Forward Looking Statements
[To be added by amendment]
Management’s Discussion and Analysis
[To be added by amendment]
Quantitative and Qualitative Disclosures about Market Risk
[To be added by amendment]
Selected Financial Data
[To be added by amendment]
18.     FINANCIAL STATEMENTS
[To be added by amendment]

Dealer Prospectus Delivery Obligations
All dealers that effect transactions in these securities are required to deliver a prospectus.

APPENDIX A
INDEX DISCLOSURES

S&P 500® PRICE RETURN INDEX (SPX)
The S&P 500® Price Return Index (“INDEX”) is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by Principal Life Insurance Company (“Principal Life”). S&P®, S&P 500®, US 500, The 500, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Principal Life. It is not possible to invest directly in an index. Principal Life’s are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the Principal Life’s Product(s) or any member of the public regarding the advisability of investing in securities generally or in Principal Life’s Product(s) particularly or the ability of the INDEX to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to Principal Life with respect to the INDEX is the licensing of the INDEX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The INDEX is determined, composed and calculated by S&P Dow Jones Indices without regard to Principal Life or Principal Life’s Product(s). S&P Dow Jones Indices have no obligation to take the needs of Principal Life or the owners of Principal Life’s Product(s) into consideration in determining, composing or calculating the INDEX. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of Principal Life’s Product(s). There is no assurance that investment products based on the INDEX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment adviser, commodity trading advisory, commodity pool operator, broker dealer, fiduciary, promoter” (as defined in the Investment Company Act of 1940, as amended), “expert” as enumerated within 15 U.S.C. § 77k(a) or tax advisor. Inclusion of a security, commodity, crypto currency or other asset within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, commodity, crypto currency or other asset, nor is it considered to be investment advice or commodity trading advice.
S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY Principal Life, OWNERS OF THE PRINCIPAL LIFE’S PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. S&P DOW JONES INDICES HAS NOT REVIEWED, PREPARED AND/OR CERTIFIED ANY PORTION OF, NOR DOES S&P DOW JONES INDICES HAVE ANY CONTROL OVER, THE LICENSEE PRODUCT REGISTRATION STATEMENT, PROSPECTUS OR OTHER OFFERING MATERIALS. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND PRINCIPAL LIFE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

RUSSELL 2000® PRICE RETURN INDEX (RTY)
Principal Life Insurance Company (“Principal Life”) annuity products (the “Products”) have been developed solely by Principal Life. The Products are not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies. All rights in the Russell 2000 Price Return Index (the “Index”) vest in the relevant LSE Group company which owns the Index. “Russell®” and “Russell 2000®” are trade-marks of the relevant LSE Group company and are used by any other LSE Group company under license.
The Index is calculated by or on behalf of LSE Group or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Products. The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the Products or the suitability of the Index for the purpose to which it is being put by Principal Life.
No member of the LSE Group nor their respective directors, officers, employees, partners or licensors provide investment advice and nothing contained in this document or accessible through FTSE Russell Products, including statistical data and industry reports, should be taken as constituting financial or investment advice or a financial promotion.

MSCI EAFE PRICE RETURN INDEX (MXEA)
THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY PRINCIPAL LIFE INSURANCE COMPANY (“ISSUER” OR “ISSUER OF THE PRODUCT”). NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS PRODUCT.
ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL

ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SG SMART CLIMATE INDEX
Summary
The SG Smart Climate Index (Bloomberg Ticker: SGIXSMAC) is a rules-based index that aims to provide investment exposure to the performance of stocks of U.S. large-capitalization companies that are selected based on proprietary climate risk preparedness scores and certain environmental, social, and governance (ESG) exclusion filters. Climate risk generally refers to the risk of negative impacts on a company’s business or financial condition due to climate-related conditions around the globe or the transition to a lower carbon economy. The climate risk models used in connection with the Index seek to identify large U.S. companies that are more likely to perform well in future climate scenarios.
The Index is an “excess return” index. The Index’s return reflects the total return on an investment in the underlying component stocks (including reinvestment of all dividends, interest, and other income), less certain negative adjustments and deductions that reduce the performance of the Index. See “Performance Drags” below.
The sponsor of the Index and the Underlying SGI Index (as defined below) is Société Générale. The index calculator is S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC). The climate risk models used in connection with the Index are produced by Entelligent, Inc. On January 12, 2022, Societe Generale, through an indirect wholly owned subsidiary, acquired a passive ownership interest and a board seat in Entelligent, Inc. Sustainalytics provides the data used to support the ESG exclusion filters. None of these companies are affiliated with Principal.
Underlying SGI Index
The Index is composed of a single underlying index, the SG Climate Transition Risk Index (Bloomberg Ticker: SGIXCTR) (the “Underlying SGI Index”). The Underlying SGI Index is a weighted index comprised of 150 to 250 stocks selected from the S&P 500 Index. The Underlying SGI Index is a “gross total return” index, meaning that its return reflects the total return on an investment in the component stocks (including reinvestment of all dividends, interest, and other income), less the fixed replication costs described under “Performance Drags” below.
Stocks are selected and weighted for the Underlying SGI Index using the following three-step process:
•Step One – ESG Exclusion Filters: Starting with all the companies included in the S&P 500 Index, proprietary filters are applied to exclude companies that fail to pass certain ESG criteria. Based on these filters, the following companies may be excluded from the Underlying SGI Index:
◦Companies involved in major controversies (i.e., operations incidents, employee incidents, governance incidents) that have an impact on the environment and society, and associated business risks;
◦Companies involved in a range of products, services, or business activities that are generally viewed as being controversial (e.g., weapons, tobacco, alcohol, gambling, thermal coal, fossil fuel, genetically modified organisms); and
◦Companies breaching any U.N. Global Compact Principles, which set forth principles related to human rights, labor, environment, and anti-corruption.
Companies involved in a major controversy or controversial business activity may not always be excluded. The ESG exclusion filters take into account the degree of involvement. For example, oil companies with substantive investments in a clean energy future may not be excluded. However, companies involved in certain business activities beyond specific thresholds (e.g., 0% of revenues from sale of assault weapons, 5% revenues from extraction of thermal coal, 10% of revenues from sale of tobacco products), and any company in breach of a U.N Global Compact Principle, will be excluded.
•Step Two – Climate Risk Scoring: Each company remaining after step one is assigned a climate risk score. Climate risk scores are calculated using proprietary models that predict company profitability and share price performance under different climate scenarios in the future. Within each Global Industry Sector

Classification, the companies are ranked by their respective climate risk scores, with the best scoring companies on the top and the worst scoring companies on the bottom. Companies ranked in the top half for each Global Industry Sector Classification are selected for inclusion in the Underlying SGI Index.
•Step Three – Weighting: Component stocks of companies with better climate risk scores receive higher weightings than those of companies with worse climate risk scores, subject to minimum and maximum weighting restrictions designed to limit sector bias and provide diversification.
The Underlying SGI Index is reconstituted using the three-step process described above on a quarterly basis. The selection and weighting of stocks for the Underlying SGI Index is fully systematic and rules-based.
Performance Drags
The performance of the Index reflects certain deductions, all of which serve to reduce Index Levels:
1.The Index’s return reflects a negative performance adjustment equal to 1.50%, as an annualized percentage of Index Value, in the form of a “synthetic dividend.” It is applied daily and is intended to replicate the impact that an annual dividend of 1.50% would have on the Index Level. This “synthetic dividend” is not a dividend paid by the underlying component stocks and is not an amount payable to you. It only serves to reduce the performance of the Index.

1.Assumed fixed replication costs are deducted from the performance of the Underlying SGI Index. These costs equal 0.50%, as an annualized percentage of the index level, and are deducted on a daily basis. These assumed costs are intended to represent the costs that would be incurred in connection with replicating the performance of the Underlying SGI Index.

1.The performance of the Index reflects the return on an investment in the underlying component stocks through the use of borrowed funds. The assumed costs of borrowing are deducted from the Index Level. The assumed costs of borrowing are deducted on a daily basis and equal the current U.S. Federal Funds Rate as reported on Bloomberg. The U.S. Federal Funds Rate is the rate of interest that banks charge each other for short-term loans.
License
Use of the Index in connection with annuity contracts has been licensed to Principal. The licensing agreement has an initial term ending on or about [to be added by amendment], and thereafter automatically renews annually unless terminated by either party.
New Index
This Index and the Underlying SGI Index have limited performance histories, dating back to September 7, 2022 and April 2, 2022, respectively. There is less publicly available information about the Index and the Underlying SGI Index compared to more established market indexes. Inquiries regarding the Index or the Underlying SGI Index should be directed to our Administrative Office or your financial intermediary.

APPENDIX B
SEGMENT INTERIM VALUE EXAMPLES

Assumptions
For the scenarios in this Appendix, assume the following:

Segment	1	2	3	4	5
Segment Term (in months)	12	24	72	12	12
Buffer or Floor Rate	10%	10%	10%	0%	10%
Participation Rate	100%	90%	110%	35%	65%
Cap Rate	15%	Uncapped	Uncapped	Uncapped	Uncapped
Months to Segment End Date	3	15	63	3	3
Crediting Base	$10,000.00	$10,000.00	$10,000.00	$10,000.00	$10,000.00

•Segment 1 is a 1-year 10% Buffer Segment Option.
•Segment 2 is a 2-year 10% Buffer Segment Option.
•Segment 3 is a 6-year 10% Buffer Segment Option.
•Segment 4 is a 1-year 0% Floor Segment Option.
•Segment 5 is a 1-year 10% Floor Segment Option.

Scenario 1 – Index Value decreased 5% and Bond Adjustment Index Value decreased 25%

Segment	1	2	3	4	5
Equity Adjustment	$ (469.99)	$ (622.45)	$ (608.46)	$ (222.40)	$ (199.86)
Segment Interim Value	$ 9,530.01	$ 9,377.55	$ 9,391.54	$ 9,777.60	$ 9,800.14
Bond Adjustment	$ 261.34	$ 261.34	$ 261.34	$ 261.34	$ 261.34
Surrender Charge	$ 783.31	$ 771.11	$ 772.23	$ 803.12	$ 804.92
Surrender Value	$ 9,008.05	$ 8,867.78	$ 8,880.65	$ 9,235.82	$ 9,256.56

Scenario 2 – Index Value decreased 20% and Bond Adjustment Index Value decreased 25%

Segment	1	2	3	4	5
Equity Adjustment	$ (1,021.67)	$ (1,478.44)	$ (1,789.35)	$ (289.28)	$ (1,254.87)
Segment Interim Value	$ 8,978.33	$ 8,521.56	$ 8,210.65	$ 9,710.72	$ 8,745.13
Bond Adjustment	$ 261.34	$ 261.34	$ 261.34	$ 261.34	$ 261.34
Surrender Charge	$ 739.17	$ 702.63	$ 677.76	$ 797.77	$ 720.52
Surrender Value	$ 8,500.50	$ 8,080.27	$ 7,794.23	$ 9,174.30	$ 8,285.95

Scenario 3 – Index Value increased 5% and Bond Adjustment Index Value decreased 25%

Segment	1	2	3	4	5
Equity Adjustment	$ 202.61	$ 151.09	$ 294.90	$ (38.59)	$ 364.25
Segment Interim Value	$ 10,202.61	$ 10,151.09	$ 10,294.90	$ 9,961.41	$ 10,364.25
Bond Adjustment	$ 261.34	$ 261.34	$ 261.34	$ 261.34	$ 261.34
Surrender Charge	$ 837.12	$ 832.99	$ 844.50	$ 817.82	$ 850.05
Surrender Value	$ 9,626.84	$ 9,579.44	$ 9,711.74	$ 9,404.93	$ 9,775.55

Scenario 4 – Index Value increased 20% and Bond Adjustment Index Value decreased 25%

Segment	1	2	3	4	5
Equity Adjustment	$ 1,222.47	$ 1,558.85	$ 1,788.52	$ 420.13	$ 1,027.42
Segment Interim Value	$ 11,222.47	$ 11,558.85	$ 11,788.52	$ 10,420.13	$ 11,027.42
Bond Adjustment	$ 261.34	$ 261.34	$ 261.34	$ 261.34	$ 261.34
Surrender Charge	$ 918.70	$ 945.62	$ 963.99	$ 854.52	$ 903.10
Surrender Value	$ 10,565.11	$ 10,874.57	$ 11,085.88	$ 9,826.95	$ 10,385.66

Scenario 5 – no change in Index Value or Bond Adjustment Index Value

Segment	1	2	3	4	5
Equity Adjustment	$ (161.40)	$ (255.04)	$ (167.21)	$ (147.50)	$ 99.20
Segment Interim Value	$ 9,838.60	$ 9,744.96	$ 9,832.79	$ 9,852.50	$ 10,099.20
Bond Adjustment	$ -	$ -	$ -	$ -	$ -
Surrender Charge	$ 787.09	$ 779.60	$ 786.62	$ 788.20	$ 807.94
Surrender Value	$ 9,051.51	$ 8,965.36	$ 9,046.17	$ 9,064.30	$ 9,291.26

Scenario 6 – Index Value decreased 5% and Bond Adjustment Index Value increased 25%

Segment	1	2	3	4	5
Equity Adjustment	$ (469.99)	$ (622.45)	$ (608.46)	$ (222.40)	$ (199.86)
Segment Interim Value	$ 9,530.01	$ 9,377.55	$ 9,391.54	$ 9,777.60	$ 9,800.14
Bond Adjustment	$ (253.46)	$ (253.46)	$ (253.46)	$ (253.46)	$ (253.46)
Surrender Charge	$ 742.12	$ 729.93	$ 731.05	$ 761.93	$ 763.73
Surrender Value	$ 8,534.43	$ 8,394.16	$ 8,407.04	$ 8,762.21	$ 8,782.95

Scenario 7 – Index Value decreased 20% and Bond Adjustment Index Value increased 25%

Segment	1	2	3	4	5
Equity Adjustment	$ (1,021.67)	$ (1,478.44)	$ (1,789.35)	$ (289.28)	$ (1,254.87)
Segment Interim Value	$ 8,978.33	$ 8,521.56	$ 8,210.65	$ 9,710.72	$ 8,745.13
Bond Adjustment	$ (253.46)	$ (253.46)	$ (253.46)	$ (253.46)	$ (253.46)
Surrender Charge	$ 697.99	$ 661.45	$ 636.58	$ 756.58	$ 679.33
Surrender Value	$ 8,026.88	$ 7,606.65	$ 7,320.62	$ 8,700.68	$ 7,812.34

Scenario 8 – Index Value increased 5% and Bond Adjustment Index Value increased 25%

Segment	1	2	3	4	5
Equity Adjustment	$ 202.61	$ 151.09	$ 294.90	$ (38.59)	$ 364.25
Segment Interim Value	$ 10,202.61	$ 10,151.09	$ 10,294.90	$ 9,961.41	$ 10,364.25
Bond Adjustment	$ (253.46)	$ (253.46)	$ (253.46)	$ (253.46)	$ (253.46)
Surrender Charge	$ 795.93	$ 791.81	$ 803.32	$ 776.64	$ 808.86
Surrender Value	$ 9,153.23	$ 9,105.83	$ 9,238.12	$ 8,931.32	$ 9,301.93

Scenario 9 – Index Value increased 20% and Bond Adjustment Index Value increased 25%

Segment	1	2	3	4	5
Equity Adjustment	$ 1,222.47	$ 1,558.85	$ 1,788.52	$ 420.13	$ 1,027.42
Segment Interim Value	$ 11,222.47	$ 11,558.85	$ 11,788.52	$ 10,420.13	$ 11,027.42
Bond Adjustment	$ (253.46)	$ (253.46)	$ (253.46)	$ (253.46)	$ (253.46)
Surrender Charge	$ 877.52	$ 904.43	$ 922.81	$ 813.33	$ 861.92
Surrender Value	$ 10,091.49	$ 10,400.96	$ 10,612.26	$ 9,353.34	$ 9,912.04

APPENDIX C
STATE VARIATIONS

[To be added by amendment]

C - 1

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution
To be filed by amendment.
Item 14. Indemnification of Directors and Officers
To be filed by amendment.
Item 15. Recent Sales of Unregistered Securities
To be filed by amendment.
Item 16. Exhibits and Financial Statement Schedules
(a) Exhibits
Distribution Agreement **
Selling Agreement **
Amended and Restated Articles of Incorporation of Principal Life Insurance Company dated 12/30/2009 *
Amended and Restated By-laws of Principal Life Insurance Company dated 02/24/2009 *
Form of Contract *
Rate Enhancement Rider *
Segment Lock-In Rider *
Contract Data Page *
Form of Application *
Opinion of Legal Counsel **
Subsidiaries of Registrant *
Consent of Ernst & Young, LLP **
Consent of Legal Counsel **
Powers of Attorney *
Registration Fee Table *
(b) Financial Statement Schedules **
* Filed Herein
** To be filed by amendment
Item 17. Undertakings
To be filed by amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant, Principal Life Insurance Company, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Des Moines, State of Iowa, on the 20th day of October, 2022.

PRINCIPAL LIFE INSURANCE COMPANY
(Registrant)

By :	/s/ D. J. Houston
D. J. Houston
Director, Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ D. J. Houston	Director, Chairman, President, and	October 20, 2022
D. J. Houston	Chief Executive Officer

/s/ J. M. Pitz	Senior Vice President and Controller	October 20, 2022
J. M. Pitz	(Principal Accounting Officer)

/s/ D. D. Strable-Soethout	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 20, 2022
D. D. Strable-Soethout

/s/ J. S. Auerbach	Director	October 20, 2022
J. S. Auerbach

/s/ M. E. Beams	Director	October 20, 2022
M. E. Beams

/s/ J. Carter-Miller	Director	October 20, 2022
J. Carter-Miller

/s/ M. T. Dan	Director	October 20, 2022
M. T. Dan

/s/ R. C. Hochschild	Director	October 20, 2022
R. C. Hochschild

/s/ S. M. Mills	Director	October 20, 2022
S. M. Mills

/s/ H. E. Mitchell	Director	October 20, 2022
H. E. Mitchell

/s/ C. N. Muruzabal	Director	October 20, 2022
C. N. Muruzabal

/s/ D. C. Nordin	Director	October 20, 2022
D. C. Nordin

/s/ B. C. Pickerell	Director	October 20, 2022
B. C. Pickerell

/s/ C. S. Richer	Director	October 20, 2022
C. S. Richer

/s/ A. Rivera	Director	October 20, 2022
A. Rivera

*By	/s/ D. J. Houston
D. J. Houston
Director, Chairman, President and Chief Executive Officer

*	Pursuant to Powers of Attorney filed herein